UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

AVEO PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Preliminary Proxy Statement

75 SIDNEY STREET

CAMBRIDGE, MASSACHUSETTS 02139

NOTICE OF 2013 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held On May 29, 2013

To our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AVEO Pharmaceuticals, Inc., which does business as AVEO Oncology™, will be held on Wednesday, May 29, 2013 at 10:00 a.m., Eastern Daylight Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the meeting, stockholders will consider and vote on the following matters:

1.	To elect eight directors to serve for a one-year term expiring at the 2014 annual meeting of stockholders;

2.	To amend and restate our 2010 Stock Incentive Plan to reserve up to an additional 3,000,000 shares of common stock for issuance under the 2010 Stock Incentive Plan and to provide for certain other amendments;

3.	To amend our 2010 Employee Stock Purchase Plan to reserve up to an additional 514,000 shares of common stock for issuance under the 2010 Employee Stock Purchase Plan;

4.	To approve an advisory vote on executive compensation; and

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Stockholders will also act on any other business that may properly come before the annual meeting or any adjournment thereof.

Stockholders of record at the close of business on April 5, 2013, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. If you are a stockholder of record, you may vote by submitting your proxy in one of these three ways:

•	Vote Over the Internet, by going to the website of our tabulator at www.proxyvote.com and following the instructions for Internet voting shown on the enclosed proxy card;

•	Vote by Telephone, by calling 1-800-690-6903 and following the recorded instructions; or

•

Vote by Mail, by completing and signing your enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you vote by Internet or telephone or plan to vote in person, please do not mail your proxy.

You may also vote in person by attending the annual meeting and delivering your completed proxy card in person or by completing a ballot at the meeting.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

We encourage all stockholders to attend the annual meeting in person. You may obtain directions to the location of the annual meeting on our website at www.aveooncology.com. Stockholders who attend the meeting may vote their stock in person, even if they previously submitted their proxies. Whether or not you plan to attend the annual meeting in person, we hope you will take the time to vote your shares.

By Order of the Board of Directors,

Tuan Ha-Ngoc

President and Chief Executive Officer

Cambridge, Massachusetts

April 26, 2013

AVEO PHARMACEUTICALS, INC.

75 SIDNEY STREET

CAMBRIDGE, MASSACHUSETTS 02139

PROXY STATEMENT

for the 2013 Annual Meeting of Stockholders

to be held on May 29, 2013

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of AVEO Pharmaceuticals, Inc. for use at the Annual Meeting of Stockholders to be held on Wednesday, May 29, 2013 at 10:00 a.m., Eastern Daylight Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof. Except where the context otherwise requires, references to “AVEO Pharmaceuticals,” “we,” “us,” “our” and similar terms refer to AVEO Pharmaceuticals, Inc. and its consolidated subsidiaries.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

Our Annual Report to Stockholders for the year ended December 31, 2012 is first being mailed to stockholders with these proxy materials on or about April 26, 2013.

Important Notice

Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 29, 2013:

This proxy statement and our 2012 Annual Report to Stockholders are available for viewing, printing and downloading at

http://investor.aveooncology.com

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?

A.	We are providing these proxy materials to you, as a stockholder of record of AVEO Pharmaceuticals, in connection with the solicitation by our board of directors of proxies to be voted at our 2013 annual meeting of stockholders to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109 on Wednesday, May 29, 2013 at 10:00 a.m., Eastern Daylight Time. As a stockholder of record of AVEO Pharmaceuticals, you are invited to attend our annual meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q.	What is the purpose of the annual meeting?

A.	At the annual meeting, stockholders will consider and vote on the following matters:

1.	To elect eight directors to serve for a one-year term expiring at the 2014 annual meeting of stockholders;

2.	To amend and restate our 2010 Stock Incentive Plan to reserve up to an additional 3,000,000 shares of common stock for issuance under the 2010 Stock Incentive Plan and to provide for certain other amendments;

3.	To amend our 2010 Employee Stock Purchase Plan to reserve up to an additional 514,000 shares of common stock for issuance under the 2010 Employee Stock Purchase Plan;

4.	To approve an advisory vote on executive compensation; and

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Stockholders will also act on any other business that may properly come before the meeting, or any adjournment thereof.

Q.	Who can vote at the annual meeting?

A.	To be entitled to vote, you must have been a stockholder of record at the close of business on April 5, 2013, the record date for our annual meeting. There were 51,853,388 shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

Q.	How do I vote?

A.	If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote:

(1)	Over the Internet: Go to the website of our tabulator at www.proxyvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. You must submit your Internet proxy before 11:59 p.m., Eastern Daylight Time, on May 28, 2013, the day before the annual meeting, for your Internet proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

(2)	By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. You must submit your telephonic proxy before 11:59 p.m., Eastern Daylight Time, on May 28, 2013, the day before the annual meeting, for your telephonic proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

(3)	By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive the proxy card not later than May 28, 2013, the day before the annual meeting, for your mailed proxy to be valid and your vote to count. Your shares will be voted according to your instructions. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

(4)	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1)	Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2)	By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)	In Person at the Meeting: You must bring an account statement or letter from your broker or other nominee showing that you are the beneficial owner of the shares as of the record date in order to vote your shares at the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

Q.	Can I change my vote?

A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:

(1)	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Daylight Time, on May 28, 2013.

(2)	Sign a new proxy and submit it by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 as instructed above. Broadridge must receive the proxy card no later than May 28, 2013. Only your latest dated proxy will be counted.

(3)	Attend the annual meeting and vote in person as instructed above. Attending the annual meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.

(4)	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your broker, or other nominee. You may also vote in person at the annual meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a broker’s proxy as described in the answer to the question “How do I vote?” above.

Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy by mail or by ballot at the annual meeting.

If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your voting instructions. Brokerage firms can vote customers’ unvoted shares on routine matters, but your brokerage firm will not be allowed to vote your shares with respect to certain non-routine items. If you do not return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted.

Your brokerage firm cannot vote your shares on any matter that is not considered routine. Proposal 1, election of directors, Proposal 2, amendment and restatement of our 2010 Stock Incentive Plan, which we refer to as our 2010 Incentive Plan, Proposal 3, amendment of our 2010 Employee Stock Purchase Plan, which we refer to as our 2010 ESPP, and Proposal 4, advisory vote on executive compensation, are not considered routine matters. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Proposal 5, ratification of the appointment of our independent registered public accounting firm, is considered a routine matter, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions to them.

Q.	How many shares must be represented to hold the annual meeting?

A.	A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have authority to vote those shares on Proposals 1, 2, 3, and 4. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1—Election of Directors

The eight nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is not considered a routine matter. Therefore, if your shares are held by your broker in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•	vote FOR all nominees;

•	vote FOR a particular nominee or nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Approval of Amendment and Restatement of the 2010 Incentive Plan

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is not considered a routine matter. Therefore, if your shares are held by your broker in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 2. Shares held in “street name” by brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST the proposal, and will also not be counted as votes cast or shares voting on the proposal. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and votes to ABSTAIN will have no effect on the outcome of Proposal 2.

Proposal 3—Approval of Amendment to the 2010 ESPP

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is not considered a routine matter. Therefore, if your shares are held by your broker in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 3. Shares held in “street name” by brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes FOR or AGAINST the proposal, and will also not be counted as votes cast or shares voting on the proposal. If you ABSTAIN from voting on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and votes to ABSTAIN will have no effect on the outcome of Proposal 3.

Proposal 4—Advisory Vote on Executive Compensation

Our board of directors is holding a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, including the executive compensation tables and accompanying narrative disclosures therein. To approve Proposal 4, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 4 is not considered a routine matter. Therefore, if your shares are held by your broker in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 4. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 4 will not be counted as votes FOR or AGAINST the proposal, and will also not be counted as votes cast or shares voting on the proposal. If you ABSTAIN from voting on Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and votes to ABSTAIN will have no effect on the outcome of Proposal 4.

The proposal is advisory and non-binding in nature but our compensation committee and board of directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal 5—Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 5, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 5 is considered a routine matter. If your shares are held by your broker in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your unvoted shares on Proposal 5. If you ABSTAIN from voting on Proposal 5, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 5.

Although stockholder approval of our audit committee’s appointment of Ernst & Young, LLP as our independent registered public accounting firm for the year ended December 31, 2013 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of Ernst & Young, LLP as our independent registered public accounting firm for the year ended December 31, 2013.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of each of the eight nominees to serve on our board of directors, each for a one year term;

FOR the approval of the amendment and restatement of our 2010 Incentive Plan to reserve an additional 3,000,000 shares of common stock for issuance under that plan and to make certain other amendments to the plan;

FOR the approval of the amendment to our 2010 ESPP to reserve an additional 514,000 shares of common stock for issuance under that plan;

FOR the approval of the advisory vote on the compensation of our named executive officers; and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Q.	Are there other matters to be voted on at the annual meeting?

A.	We do not know of any matters that may come before the annual meeting other than the election of our board of directors, the approval of the amendment and restatement of our 2010 Incentive Plan, the approval of an amendment to our 2010 ESPP, the advisory vote on executive compensation and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.	We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days following the end of our annual meeting.

Q.	What are the costs of soliciting these proxies?

A.	We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to AVEO Pharmaceuticals, Inc., 75 Sidney Street, Cambridge, Massachusetts 02139, Attention: Investor Relations, telephone: (617) 299-5810. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OWNERSHIP OF OUR COMMON STOCK

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2013 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our current directors and director nominees;

•

our principal executive officer, our principal financial officer and our other executive officers named in the Summary Compensation table below, whom, collectively, we refer to as our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 51,848,388 shares of our common stock outstanding as of March 31, 2013. Except as otherwise set forth below, the address of each beneficial owner is c/o AVEO Pharmaceuticals, Inc., 75 Sidney Street, 4th Floor, Cambridge, Massachusetts 02139.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	+	Common Stock Underlying Options Exercisable Within 60 Days	=	Total Securities Beneficially Owned	Percentage of Shares Beneficially Owned
Holders of more than 5% of our voting securities
Entities affiliated with Wellington Management Company, LLP(1)	5,965,680		0		5,965,680	11.5%
Entities affiliated with Sectoral Asset Management Inc.(2)	5,185,162		0		5,185,162	10.0%
Entities affiliated with The Baupost Group, LLC(3)	4,902,850		0		4,902,850	9.5%
Entities affiliated with Capital World Investors(4)	3,490,000		0		3,490,000	6.7%
Entities affiliated with FMR LLC(5)	2,868,191		0		2,868,191	5.5%
Directors and Named Executive Officers
Kenneth M. Bate	3,750		57,500		61,250	*
Robert Epstein	0		10,000		10,000	*
Anthony B. Evnin(6)	1,152,052		47,500		1,199,552	2.3%
Tuan Ha-Ngoc(7)	515,974		850,452		1,366,426	2.6%
Raju Kucherlapati(8)	195,415		42,085		237,500	*
Henri A. Termeer	100,000		42,500		142,500	*
Kenneth E. Weg	41,592		47,500		89,092	*
Robert C. Young(9)	10,000		37,750		47,750	*
Michael Bailey	64,049		135,954		200,003	*
Elan Ezickson	61,843		221,902		283,745	*
David Johnston	55,943		211,579		267,522	*
William Slichenmyer	60,043		128,920		188,963	*

All current executive officers and directors as a group (15 persons)	2,437,275	+	2,085,574	=	4,522,849	8.7%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Wellington Management Company, LLP (“Wellington”), is the beneficial owner of 5,965,680 shares of common stock, and may be deemed to hold shared voting and investment power with respect to such shares. Wellington’s address is 280 Congress Street, Boston, MA 02210. For information regarding Wellington, we have relied on the Schedule 13G/A filed by Wellington with the SEC on February 14, 2013.
(2)	Sectoral Asset Management Inc. (“Sectoral”), is the beneficial owner of 5,185,162 shares of common stock, and may be deemed to hold shared voting and investment power with respect to such shares. Sectoral’s address is 1000 Sherbrooke Street, West, Suite 2120, Montreal A8 H3A 3G4. For information regarding Sectoral, we have relied on the Schedule 13G filed by Sectoral with the SEC on March 12, 2013.
(3)	The Baupost Group, LLC (“Baupost”) and each of SAK Corp., which is the manager of Baupost, and Seth A. Klarman, the sole director and sole officer of SAK Corp., may be deemed to hold shared voting and investment power with respect to such shares. Baupost’s address is 10 St. James Avenue, Suite 1700, Boston, MA 02116. For information regarding Baupost, we have relied on the Schedule 13G/A filed by Baupost with the SEC on February 13, 2013.
(4)	Capital World Investors (“Capital World”), a division of Capital Research and Management Company, is the beneficial owner of 3,490,000 shares of common stock, and may be deemed to hold shared voting and investment power with respect to such shares. Capital World Investors’ address is 333 South Hope Street, Los Angeles, CA 90071. For information regarding Capital World Investors, we have relied on the Schedule 13G/A filed by Capital World with the SEC on February 13, 2013.
(5)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,332,069 shares of common stock as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”) registered under Section 8 of the Investment Company Act of 1940. Each of Edward C. Johnson III and FMR LLC, through its control of Fidelity and the Fidelity Funds has power to dispose of the shares owned by the Fidelity Funds. Through their ownership of voting common shares and a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Fidelity’s address is 82 Devonshire Street, Boston, Massachusetts 02109. For information regarding FMR LLC, we have relied on the Schedule 13G/A filed by FMR LLC with the SEC on March 11, 2013.
(6)	Consists of (a) 917,569 shares of common stock held by Venrock Associates III, L.P., or VA3, (b) 206,452 shares of common stock held by Venrock Associates, L.P., or VA, (c) 22,938 shares of common stock held by Venrock Entrepreneurs Fund III, L.P., or VEF3, (d) 109 shares of common stock held by VEF Management III, LLC, or VEFM3, (e) 47,500 shares of common stock issuable upon exercise of stock options and (f) 4,984 shares of common stock. Dr. Evnin, a member of our board of directors, is a general partner of VA, a New York limited partnership, a member of Venrock Management III, LLC, or VM3, the general partner of VA3, and a member of VEFM3, the general partner of VEF3. Dr. Evnin expressly disclaims beneficial ownership over all shares held by VA, VA3, VEF3, VM3 and VEFM3, except to the extent of his indirect pecuniary interest therein. The stock options held by Dr. Evnin, and shares of common stock issuable upon exercise of such stock options, are held for the sole and exclusive benefit of VR Management, LLC, a Delaware limited liability company and an affiliate of VA, VA3, VEF3, VM3 and VEFM3. Dr. Evnin expressly disclaims beneficial ownership over such stock options and all shares of common stock issuable thereunder.
(7)	Consists of (a) 118,187 shares of common stock held by Gabriel Schmergel, Trustee, or his successors in trust, of the Tuan Ha-Ngoc 2009 GRAT, (b) 397,787 shares of common stock, and (c) 850,452 shares of common stock issuable upon exercise of stock options. Gabriel Schmergel is the trustee of the trust described above and he exercises sole voting and investment power over the shares held of record by such trust.

(8)	Consists of (a) 115,501 shares of common stock, (b) 19,053 shares of common stock held by Raju Kucherlapati as custodian for David Kucherlapati under the Massachusetts Uniform Transfers to Minors Act, (c) 42,078 shares of common stock held by Raju Kucherlapati c/f David Kucherlapati, (d) 3,773 shares of common stock held by Raju Kucherlapati Custodian FBO David Kucherlapati UTMA MA until age 21, (e) 42,085 shares of common stock held by Raju Kucherlapati Grantor Retained Annuity Trust No. 1 and (f) 40,001 shares of common stock issuable upon exercise of stock options. Dr. Kucherlapati, a member of our board of directors, is the trustee of the trusts described in this footnote and he exercises sole voting and investment power over the shares held of record by such trusts.
(9)	Consists of (a) 9,000 shares of common stock, (b) 37,750 shares of common stock issuable upon exercise of stock options and (c) 1,000 shares of common stock held by Dr. Young’s wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of our records and written representations by the persons required to file these reports, we believe that, during the year ended December 31, 2012, our executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them except that each of Kenneth Bate, Anthony Evnin, Ronald DePinho, Raju Kucherlapati, Henri Termeer, Kenneth Weg, and Robert Young filed a Form 4 late with respect to the grant by us on May 30, 2012 to each such director of an option to purchase shares of our common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board is currently comprised of eight members, although we are authorized under our certificate of incorporation and bylaws to elect up to twelve members. The persons named in the accompanying proxy will vote to elect Messrs. Bate, Ha-Ngoc, Termeer and Weg and Drs. Epstein, Evnin, Kucherlapati and Young as directors unless you indicate otherwise on your proxy. Each of the nominees is currently a member of our board of directors, although Dr. Epstein is being nominated as a director for the first time. In December 2012, our board appointed Dr. Epstein as a new director to fill a vacancy. Dr. Epstein was originally proposed to the nominating and governance committee by an independent third-party search firm engaged by the nominating and governance committee, and the board determined to include him among its nominees for the 2013 Annual Meeting based upon the recommendation of the nominating and governance committee.

If they are elected, each of the nominees will hold office until our annual meeting of stockholders in 2014 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information of each of the nominees for director. Information with respect to the number of shares of common stock beneficially owned by each of these individuals, directly or indirectly, as of March 31, 2013 appears above under the heading “Ownership of Our Common Stock.”

Kenneth M. Bate, age 62, has served as a director since December 2007. He is currently an independent consultant. Previously, Mr. Bate was the President and Chief Executive Officer of Archemix Corp., a privately held biopharmaceutical company, a position he held from April 2009 through December 2011. From 2006 to

April 2009, he served in various positions at NitroMed, Inc., a public pharmaceutical company, most recently as President and Chief Executive Officer. From 2002 to 2005, Mr. Bate served as Head of Commercial Operations and Chief Financial Officer at Millennium Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Millennium Pharmaceuticals, Mr. Bate co-founded JSB Partners, LLC, a banking and advisory services firm for biopharmaceutical and life sciences companies. From 1990 to 1996, he was employed with Biogen, Inc. (now Biogen Idec Inc.), a public biotechnology company, first as their Chief Financial Officer and then as head of the commercial organization responsible for launching its multiple sclerosis business. Mr. Bate currently serves as Chairman of the Board of Cubist Pharmaceuticals, Inc., and on the board of BioMarin Pharmaceutical, Inc., each a public biopharmaceutical company. During the last five years, Mr. Bate has served as a director of TransMedics, Inc., a privately held medical device company. He holds a B.A. in Chemistry from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Bate’s qualifications to serve on our board of directors include his operating, finance, commercial, transactional and senior management experience in the industry, such as his experience as Chief Executive Officer of Archemix and NitroMed, as Head of Commercial Operations and Chief Financial Officer at Millennium Pharmaceuticals, and as Chief Financial Officer and Vice President of sales and marketing at Biogen, as well as his experience serving on the board of directors of other public companies in the life sciences industry, such as Cubist Pharmaceuticals and BioMarin Pharmaceutical.

Robert S. Epstein, M.D., M.S., age 57, has served as a director since December 2012. He is currently a strategic consultant to life sciences companies and serves as a Director on the boards of Illumina, a life sciences company, and Proteus Digital Health, a healthcare technology company. From August 2010 to April 2012, Dr. Epstein served as president of the Medco-UBC Division and Chief Research and Development officer of Medco Health Solutions, Inc., a managed healthcare company. In this role, Dr. Epstein was responsible for all of Medco’s clinical research initiatives, including the Medco Research Consortium and United BioSource Corporation. Dr. Epstein was responsible for an extended research team that worked to advance Medco’s clinically ground-breaking and market-differentiating outcomes research initiatives. He was also responsible for launching innovative clinical programs such as Pharmacogenomics, and led the operations of DNA Direct after its acquisition by Medco. Dr. Epstein served as Senior Vice President and Chief Medical Officer from 1997 to August 2010 at Medco and was appointed President of the Medco Research Institute in 2009. Dr. Epstein joined Medco in 1995 as Vice President of Outcomes Research. Before joining the private sector, Dr. Epstein was trained as an epidemiologist and held various positions in public health and academia. He is a past elected President of the International Society of Pharmacoeconomics and Outcomes Research, and has served on the Board of Directors for the Drug Information Association. In 2008, Dr. Epstein was nominated and elected to the Federal CDC EGAPP (Evaluation of Genomic Applications in Practice & Prevention) Stakeholder Committee, and the AHRQ CERT (Centers for Education and Research on Therapeutics) Committee. During the last five years, Dr. Epstein has served as a director of On-Q-ity Inc., a privately held diagnostics development company. He holds a B.S. from and an M.D. from the University of Michigan and an M.S. from the University of Maryland. We believe Dr. Epstein’s qualifications to serve on our board of directors include his expertise in health economics and his operating, commercial, and senior management experience in the industry, particularly his insights into the payor perspective.

Anthony B. Evnin, Ph.D., age 72, has served as a director since March 2002. He has been a Partner at Venrock, a venture capital firm, where he focuses largely on life sciences investments and, in particular, biotechnology investments, since 1975. Dr. Evnin currently serves on the boards of Infinity Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and several private biopharmaceutical companies, including Acceleron Pharma Inc., Constellation Pharmaceuticals, Inc., and Metabolex, Inc. During the last five years, Dr. Evnin served as a director of Altea Therapeutics Corporation and Celladon Corporation, both private biopharmaceutical companies, Kenet, Inc. a semiconductor company, and Boston-Power, Inc., a lithium-ion battery company, as well as the following publicly traded biopharmaceutical companies: Memory Pharmaceuticals Corp., Sunesis, Inc., Renovis, Inc., Icagen, Inc., Coley Pharmaceutical Group, Inc., and Pharmos Corporation. His previous experience was as a manager of business development at Story Chemical Corporation and a research scientist at Union Carbide Corporation. Dr. Evnin is a Trustee of The Rockefeller University and

of The Jackson Laboratory, Trustee Emeritus of Princeton University, a Member of the Boards of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, and a Director of the New York Genome Center. Dr. Evnin holds a Ph.D. in Chemistry from the Massachusetts Institute of Technology and an A.B. from Princeton University. We believe Dr. Evnin’s qualifications to sit on our board of directors include his substantial experience as an investor in, and director of, early stage biopharmaceutical companies, including Infinity Pharmaceuticals, as well as his expertise in corporate strategy at a publicly traded biopharmaceutical company.

Tuan Ha-Ngoc, age 61, has served as President and Chief Executive Officer of our company and as a member of our board of directors since June 2002. From 1999 to 2002, he was co-founder, President and Chief Executive Officer of deNovis, Inc., an enterprise-scale software development company for the automation of healthcare administrative functions. From 1998 to 1999, Mr. Ha-Ngoc was Corporate Vice President of Strategic Development for Wyeth, a global pharmaceutical company, following Wyeth’s acquisition of Genetics Institute, where Mr. Ha-Ngoc served as Executive Vice President with responsibility for corporate development, commercial operations and European and Japanese operations. Mr. Ha-Ngoc serves on the board of directors of a number of academic and nonprofit organizations, including the Harvard School of Dental Medicine, the Tufts School of Medicine, the MIT Koch Institute of Integrative Cancer Research, and the Biomedical Sciences Career Program. Mr. Ha-Ngoc served on the board of directors of ArQule, Inc., a public biotechnology company, from 2002 until 2006, and Human Genome Sciences, Inc. (now part of GlaxoSmithKline), a public pharmaceutical company. He holds an M.B.A. from INSEAD and an M.A. in pharmacy from the University of Paris, France. We believe that Mr. Ha-Ngoc’s qualifications to serve on our board of directors include his position as our chief executive officer and his significant experience in the cancer research field and corporate strategy development, including his executive leadership roles at global pharmaceutical companies, and his experiences in commercializing potential drug candidates, including his commercialization experience in North America, Europe and Japan.

Raju Kucherlapati, Ph.D., age 70, has served as a director since October 2001. He has been a professor of Medicine at Harvard Medical School since 2001 and served as Scientific Director of the Harvard Medical School-Partners HealthCare Center for Genetics and Genomics from 2001 to 2008. Dr. Kucherlapati was a founder of Cell Genesys, Inc., a biopharmaceutical company, Abgenix, Inc., a life sciences company, and Millennium Pharmaceuticals, and currently serves on the board of Enlight Biosciences LLC, a privately held drug discovery and development technologies company, Metamark Genetics, and KEW Group Inc., a privately held personalized oncology company. During the last five years, Dr. Kucherlapati has served as a member of the board of directors at Millennium Pharmaceuticals and Abgenix. Dr. Kucherlapati holds a B.S. in Biology from P.R. College, Kakinada, India, a M.S. in Biology from Andhra University, Waltair, India and a Ph.D. from the University of Illinois at Urbana. We believe Dr. Kucherlapati is qualified to serve on our board of directors given his role as a scientific founder of our company’s Human Response Platform™. In addition, we believe Dr. Kucherlapati’s qualifications to serve on our board of directors include his substantial experience in the development and growth of early stage biopharmaceutical companies such as Cell Genesys and Abgenix and at large global pharmaceutical companies such as Millennium Pharmaceuticals, as well as his service as a member of the board of directors at publicly traded life sciences companies such as Millennium Pharmaceuticals and Abgenix.

Henri A. Termeer, age 67, has served as a director since April 2011 and is Chairman of our Board. Prior to June 2011, Mr. Termeer had served as President and a director of Genzyme Corporation, a leading global public biotechnology company, since October 1983, as Chief Executive Officer since 1985 and as Chairman of the Board since May 1988. Mr. Termeer was co-chairman of the transition committee following the acquisition of Genzyme by Sanofi Aventis in April 2011 and resigned from Genzyme in June 2011 following the completion of the initial phase of the integration plan. In 2008, he was appointed to Massachusetts Governor Deval Patrick’s Council of Economic Advisors, and he is a co-chair of the Leadership Council of the Massachusetts Life Sciences Collaborative. Mr. Termeer is also Chairman Emeritus of the New England Healthcare Institute, a nonprofit, applied research health policy organization, which he was instrumental in founding. He served on the board of directors of the Pharmaceutical Research and Manufacturers of America from 1997 to 2011.

Mr. Termeer is also a former Chairman of the Federal Reserve Bank of Boston’s board of directors, and a board member of ABIOMED Inc., a public medical device company, Verastem, Inc., a public biopharmaceutical company, and Medical Simulation Corporation, a healthcare industry consulting services provider. He is a board member of Massachusetts Institute of Technology Corporation and serves on its Executive Committee. Mr. Termeer is a director of Massachusetts General Hospital, a board member of Partners HealthCare and a member of the Board of Fellows of Harvard Medical School. We believe that Mr. Termeer’s senior executive experience in developing and managing Genzyme Corporation and his deep industry experience qualify him to serve as a member of our board of directors.

Kenneth E. Weg, age 74, has served as a director since January 2002. He has over 34 years of experience in the pharmaceutical industry with global biopharmaceutical companies Bristol-Myers Squibb Company and Merck & Co., Inc. From 1993 to 1998 he was President, Worldwide Medicines Group of Bristol-Myers Squibb, responsible for all ethical pharmaceuticals and over-the-counter medicines on a global basis. Mr. Weg also served as Vice-Chairman of the Board. He retired from Bristol-Myers Squibb in February 2001. Mr. Weg also served as non-Executive Chairman of Millennium Pharmaceuticals until that company was acquired by Takeda, Inc. in 2008. During the last five years, Mr. Weg has served as a member of the board of directors at Millennium Pharmaceuticals and at Fox Chase Cancer Center, a national cancer research and treatment center. Mr. Weg was also a founder and the Chairman of Clearview Projects, Inc., a strategic advisory firm, from 2002 to 2010. He is also a founder and chairman of Metamark Genetics, and currently serves on its board. He holds a B.A. in English Literature from Dartmouth College and an M.B.A. from Columbia University. We believe Mr. Weg’s qualifications to serve on our board of directors include his extensive leadership experience in the global pharmaceutical industry, including his extensive executive leadership at Bristol-Myers Squibb and his service as a member of the board of directors of Millennium Pharmaceuticals.

Robert C. Young, M.D., age 73, has served as a director since July 2009. Dr. Young is President of RCY Medicine, a consulting service focused on cancer center productivity, health care quality and health policy, which he founded in July 2009. From 2007 to 2009 he served as Chancellor of Fox Chase Cancer Center, and as President and Chief Executive Officer from 1989 to 2007. Dr. Young is a past-President of the American Society of Clinical Oncology (ASCO), the American Cancer Society and the International Gynecologic Cancer Society and past Chairman of the Board of Scientific Advisors of the National Cancer Institute and is past Chairman of the Comprehensive Cancer Network. Dr. Young serves as Chairman of the editorial board of Oncology Times. He served on the board of directors of West Pharmaceutical Services, Inc., a public pharmaceutical technology company, from July 2002 to May 2012 and on the board of directors of Human Genome Sciences, Inc. from November 2005 to July 2012. During the last five years, Dr. Young has served as a member of the scientific advisory boards of the Dana Farber Cancer Center, the Huntsman Cancer Center and the Ohio State Cancer Center. He holds a B.Sc. in zoology from the Ohio State University and an M.D. from Cornell University Medical College and is board certified in Internal Medicine, Hematology and Medical Oncology. We believe that Dr. Young’s qualifications to serve on our board of directors include his substantial experience in cancer research as head of the Fox Chase Cancer Center and as Chairman of the Board of Scientific Advisors of the National Cancer Institute as well as his prior role with the National Cancer Policy Board at the Institute of Medicine, his service as a member of the board of directors at publicly traded life sciences companies West Pharmaceutical Services and Human Genome Sciences, as well as his accomplished background as a board certified physician.

Our board of directors recommends a vote “FOR” the election of each of the director nominees.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that AVEO Pharmaceuticals is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our officers, directors and employees, as well as charters for our audit committee, our compensation committee and our nominating and governance committee, and corporate governance guidelines. We have posted copies of our code of business conduct and ethics and corporate governance guidelines, as well as each of our committee charters, on the Corporate Governance page of the Investors section of our website, www.aveooncology.com, which you can access free of charge. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or NASDAQ listing standards.

Board Determination of Independence

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In March of 2013, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors determined that none of Mr. Bate, Dr. Epstein, Dr. Evnin, Dr. Kucherlapati, Mr. Termeer, Dr. Young or Mr. Weg, representing seven of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our board of directors also determined that Mr. Bate, Dr. Evnin, and Mr. Weg, who comprise our audit committee, Dr. Evnin, Mr. Bate and Mr. Termeer, who comprise our compensation committee, and Dr. Young, Dr. Kucherlapati, and Mr. Termeer, who comprise our nominating and governance committee, satisfy the independence standards for such committees established by the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. In making such determination, the board of directors considered the relationships that each such non-employee director has with our company and other facts and circumstances the board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. With respect to Dr. Kucherlapati, the board of directors took into consideration the fact that the company entered into a consulting agreement with him dated as of January 1, 2010, which we amended in October 2011 to extend the term through December 31, 2013, and determined that the existence of such consulting agreement did not result in a relationship with Dr. Kucherlapati that would interfere with his exercise of independent judgment in carrying out the responsibilities as a director because, among other things, to date Dr. Kucherlapati has received only $6,000 of remuneration under such agreement and any future remuneration is based upon a per diem rate and is not expected to be significant.

Role of the Board

Our board of directors is responsible for establishing broad corporate policies and reviewing our overall performance. The primary responsibility of our board is to oversee the management of our company and, in doing so, serve the best interests of the company and our stockholders. Our board selects, evaluates and provides for the succession of executive officers and, pursuant to recommendations by our nominating and governance committee and subject to stockholder election, selects directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our board also participates in decisions that have a potential major economic impact on our company. Management keeps our directors informed of company activity through regular communication, including written reports and presentations at board of directors and committee meetings.

Our board of directors, upon the recommendation of our nominating and governance committee, has determined that the roles of chairman of the board and chief executive officer should be separated at the current time. Accordingly, our board has appointed Mr. Termeer, an independent director within the meaning of NASDAQ rules (see “Board Determination of Independence” above), as the chairman of the board of directors. Mr. Termeer’s duties as chairman of the board include the following:

•	chairing meetings of the independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board or any committee;

•	facilitating communications between other members of our board and our chief executive officer;

•	preparing or approving the agenda for each board meeting;

•	determining the frequency and length of board meetings and recommending when special meetings of our board should be held; and

•

reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Communicating with the Independent Directors” below).

Our board decided to separate the roles of chairman and chief executive officer because it believes that such leadership structure offers the following benefits:

•	increasing the independent oversight of AVEO Pharmaceuticals, and enhancing our board’s objective evaluation of our chief executive officer;

•	enabling our chief executive officer to focus on company operations instead of board administration;

•	providing our chief executive officer with an experienced sounding board;

•	providing greater opportunities for communication between stockholders and our board;

•	enhancing the independent and objective assessment of risk by our board; and

•	providing an independent spokesman for our company.

The Board’s Role in Risk Oversight

We face a number of risks in our business, including risks related to: pre-clinical and clinical research and development; regulatory reviews, approvals and oversight; intellectual property filings, prosecution, maintenance and challenges; the establishment and maintenance of strategic alliances; competition, particularly in connection with the anticipated commercialization of our first product; the ability to access additional funding for our business; as well as other risks. Our management is responsible for the day-to-day management of the risks that we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management.

Our board administers its risk oversight function directly and through its three committees. Our chairman meets regularly with our chief executive officer and other executive officers to discuss strategy and risks facing the company. Members of our executive management team attend quarterly board meetings and are available to address any questions or concerns raised by the board on risk management and other related matters. Each quarter, the board of directors receives presentations from members of senior management on strategic matters involving our business. In addition, in accordance with its charter, the audit committee regularly discusses with management our risk exposures in the areas of financial reporting, internal controls and compliance with legal and financial regulatory requirements, their potential impact on our company and the steps we take to manage them. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board of Directors Meetings and Attendance

Our board met eight times during 2012, either in person or by teleconference. During 2012, each of our directors attended at least 75% of the aggregate number of board meetings and meetings of the committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending annual meetings. All of our directors attended the 2012 annual meeting of stockholders.

Board Committees

Our board of directors has established standing audit, compensation and nominating and governance committees, each of which operates under a written charter that has been approved by our board. The members of each committee are appointed by our board, upon recommendation of our nominating and governance committee.

Our board has determined that all of the members of each of these three standing committees are independent as defined under the NASDAQ Marketplace Rules, and, in the case of all members of our audit committee, the independence requirements of Rule 10A-3 under the Exchange Act.

Audit Committee

The members of our audit committee are Kenneth Bate, Anthony Evnin, and Kenneth Weg. Mr. Bate chairs the audit committee. Our board of directors has determined that Mr. Bate is an “audit committee financial expert” as defined in applicable SEC rules. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the independent registered public accounting firm;

•	overseeing the work of the independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm, our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met eleven times during 2012.

Compensation Committee

The members of our compensation committee are Kenneth Bate, Anthony Evnin and Henri Termeer. Dr. Evnin chairs the compensation committee. Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our chief executive officer and our other executive officers’ compensation;

•	reviewing and making recommendations to our board with respect to the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	preparing the annual compensation committee report required by SEC rules.

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Executive and Director Compensation Processes.”

Our compensation committee met five times during 2012.

Nominating and Governance Committee

The members of our nominating and governance committee are Raju Kucherlapati, Henri Termeer and Robert Young. Dr. Young chairs the nominating and governance committee. Our nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to serve as members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board corporate governance principles;

•	developing and recommending to our board continuing educational programs regarding corporate governance and other pertinent topics; and

•	overseeing an annual evaluation of our board.

The processes and procedures followed by our nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

Our nominating and governance committee met six times during 2012.

Director Nomination Process

Our nominating and governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board.

Criteria and Diversity

Our corporate governance guidelines specify that diversity on the board should be considered by the nominating and governance committee in the director identification and nomination process. In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and governance committee will apply certain criteria, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of all stockholders. Our nominating and governance committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. While our nominating and governance committee does not have a formal policy with respect to diversity, our board and nominating and governance committee believe that it is essential that the board members represent diverse viewpoints. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to promote our strategic objectives and fulfill its responsibilities to our stockholders.

The director biographies appearing above under “Proposal 1—Election of Directors” indicate each nominee’s experience, qualifications, attributes and skills that led our board to conclude that each director should serve as a member of our board. Our board believes that each of the nominees has had substantial achievement in his professional and personal pursuits, and possesses the background, talents and experience that our board desires and that will contribute to the best interests of our company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting names of the proposed candidates, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and governance committee, c/o Joseph Vittiglio, Senior Vice President, General Counsel and Secretary, AVEO Pharmaceuticals, Inc., 75 Sidney Street, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the committee or the board, by following the procedures set forth below under the heading “Stockholder Proposals.”

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chair of our board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chair of our board considers to be important for the directors to know. In general, communications relating to governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive communications.

Stockholders who wish to send communications on any topic to our board should address such communications to the board of directors, c/o Joseph Vittiglio, Senior Vice President, General Counsel and Secretary, AVEO Pharmaceuticals, Inc., 75 Sidney Street, Cambridge, Massachusetts 02139.

Executive and Director Compensation Processes

Our compensation committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole and for each of our executive officers. Annual corporate goals are proposed by management and approved by our board at the beginning of each calendar year for the upcoming year. These corporate goals target the achievement of specific research, regulatory, clinical and financial milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals. Individual goals are proposed by our compensation committee and approved by our board of directors. Annual salary increases, annual bonuses, and annual stock option and restricted stock awards granted to our executives are tied to the achievement of these corporate and individual performance goals.

During the first calendar quarter of each year, we evaluate individual and corporate performance against the written goals for the recently completed year. This process leads to a recommendation by our chief executive officer for annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any, which is then reviewed and approved by our compensation committee. Any awards under our annual cash incentive program to our chief executive officer are based solely on the achievement of our overall corporate goals.

Our compensation committee has delegated to our chief executive officer the authority to make stock option grants under our 2010 incentive stock plan to our employees (other than to the chief executive officer or any of our other officers or any individual our board of directors or compensation committee may specify from time to time), at exercise prices equal to the closing price of our common stock on the date of grant and subject to vesting provisions and other conditions specified by our compensation committee.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During the year ended December 31, 2012, our compensation committee retained an independent compensation consultant, Radford, an Aon Hewitt Consulting Company, to assist the compensation committee in developing our executive and director compensation program for 2012 as well as considering performance-based executive compensation awards for 2012. Radford also aided in developing our overall executive and director compensation program for 2013.

Report of the Audit Committee

Our audit committee has reviewed our audited financial statements for the year ended December 31, 2012 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.

Our audit committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to our audit committee, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, Ernst & Young LLP provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our financial statements audited by Ernst & Young LLP be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

By the audit committee of the board of directors of AVEO Pharmaceuticals, Inc.

Kenneth Bate, Chair

Anthony Evnin

Kenneth Weg

Principal Accountant Fees and Services

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two years.

Fee Category	2012	2011
Audit Fees(1)	$612,772	$523,342
Tax Fees(2)	72,010	121,030
All Other Fees(3)	1,995	1,955

Total Fees	$686,777	$646,327

(1)	“Audit Fees” consist of fees for the integrated audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with regulatory filings or engagements.
(2)	“Tax Fees” consist of fees for tax advice and tax services primarily related to: (i) miscellaneous federal and state tax consulting, (ii) international tax consulting and (iii) tax compliance with domestic and foreign tax returns.
(3)	“All Other Fees” represent payment for access to the Ernst & Young LLP on-line accounting research database.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Audit Committee Pre-Approval Policies and Procedures” described below.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their respective immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Senior Vice President, General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unaffiliated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Related Person Transactions

Since January 1, 2012, we have engaged in the following transaction which may constitute a “related person transaction”:

Effective as of January 1, 2012, we entered into a consultation and scientific advisory board agreement with Dr. Lynda Chin, an immediate family member of our former director, Ronald DePinho. Pursuant to the agreement, Dr. Chin provides scientific and business advice, and attends meetings of our scientific advisory board. In October 2012, we amended Dr. Chin’s consulting agreement whereby she agreed to no longer receive compensation for her services thereunder other than reimbursement for expenses. Dr. Chin has received $44,069 pursuant to such consulting arrangement to date.

Executive Compensation and Employment Arrangements

Please see “Executive and Director Compensation” below for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Director Compensation

Please see “Executive and Director Compensation” below for information on compensation arrangements for our directors generally and for information on our consulting arrangement with Dr. Kucherlapati. From January 1, 2012 to date, Dr. Kucherlapati received $3,000 under his consulting arrangements with us.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our approach to executive compensation is guided by the following principles:

•	holding our executive officers accountable for results over the long term and maintaining integrity in all of the business dealings of our executive officers;

•	rewarding our executive officers for consistently strong execution; and

•	establishing a clear connection between rewards and performance.

These principles underlie our compensation program and, indeed, our entire culture. We seek to achieve financial strength by, among other things, linking compensation to performance goals, by using equity as a key component of compensation, and by continually reviewing and monitoring our compensation program.

2012 Business Highlights

In 2012, we continued our evolution toward our goal of becoming a sustainable, fully-integrated oncology company. Although our stock performance in 2012 was below our expectations, under the leadership of our executive officers, we realized numerous achievements that were transformative for AVEO as long-term value drivers. These accomplishments included:

•	submission and acceptance for filing by the U.S. Food and Drug Administration, or FDA, of the New Drug Application, or NDA, for our lead product candidate, tivozanib;

•

significant progress in preparing for the anticipated commercialization of tivozanib, including engagement of a commercial leadership team, creation of initial messaging strategies and development of distribution and patient service models;

•

initiation of enrollment in various phase 2 clinical trials for tivozanib including a phase 2 trial in patients with triple negative breast cancer and a phase 2 trial assessing patient preference of tivozanib vs. sunitinib;

•	initiation of a phase 1 study examining the safety and preliminary efficacy of AV-203, a monoclonal inhibitory antibody targeting the ErbB3 receptor, in patients with advanced solid tumors;

•

continued advancement of our early-stage assets, including nomination of a development candidate from our FGFR2 program and licensing key intellectual property to enable our cancer cachexia program; and

•

significant reduction of expenses and management of financial assets to end 2012 with expenses under budget and an overall cash balance that was higher than originally budgeted, better positioning our company in 2013 to further enhance a commercial launch of tivozanib, which is anticipated in the third quarter of 2013.

Our Compensation Program Emphasizes Performance

We believe that the compensation of our named executive officers for 2012 was well-aligned with our executive compensation objectives and with our performance for the following reasons, which we believe have the potential to have a positive impact on long-term stockholder value:

•

We delivered on-target results against our 2012 company goals. As described below, the compensation committee determined that the 2012 corporate goals were achieved at a level of 95%, and that certain of the named executive officers exceeded their individual goals, which increased the potential for long-term stockholder value; and

•

We continued to deliver a significant portion of our named executive officer target total direct compensation in the form of long-term incentive equity awards. Over the past several years, a portion of the total target value of the three primary elements of named executive officer compensation—base salaries, annual cash incentive awards and equity awards—was delivered in the form of long-term equity awards, including both time-based stock options and performance-based restricted stock awards, continuing our emphasis on long-term pay-for-performance.

•	We grant a significant portion of our named executive officer equity compensation through performance-based restricted stock awards, which align with our philosophy of pay-for-

performance. Accordingly, failure to attain stated corporate goals and defined strategic objectives will result in loss of long-term equity compensation and, moreover, a depressed stock price will result in a materially lower value than the target value of the equity award. In 2012, 37% of the long-term equity awards granted to our named executive officers were restricted shares with vesting based on strategic performance objectives and, in 2013, 52% of the long-term equity awards granted to our named executive officers were restricted shares with vesting based on strategic performance objectives.

Overview of our Executive Compensation

The following section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table for the Years Ended December 31, 2012, 2011 and 2010”, or our “named executive officers”, and the most important factors relevant to an analysis of these policies and decisions.

Our named executive officers are:

•	Tuan Ha-Ngoc, President and Chief Executive Officer;

•	David Johnston, Chief Financial Officer;

•	William Slichenmyer, Chief Medical Officer;

•	Elan Ezickson, Executive Vice President, Chief Operating Officer; and

•	Michael Bailey, Chief Commercial Officer.

Our compensation committee is responsible for establishing and administering our policies governing the compensation for our named executive officers, including salaries, cash incentives and equity incentive compensation. Our compensation committee consists of three non-employee independent directors of our board, all of whom have extensive experience in our industry. Our compensation committee considers the recommendations of our chief executive officer when determining the appropriate mix of compensation for each of our executive officers, including our named executive officers. However, our chief executive officer does not provide input on his own compensation. Although our compensation committee is empowered to approve the salaries, cash incentives and equity incentive compensation of certain of our named executive officers, (i) the independent members of our board of directors (within the meaning of Rule 5605 of the NASDAQ Marketplace Rules) approve the salary, cash incentive and equity incentive compensation of our chief executive officer, based on the recommendation of the compensation committee, and (ii) the compensation committee typically requests that the independent members of our board of directors approve the salaries, cash incentives and equity incentive compensation of all of our other named executive officers based on the compensation committee’s recommendation.

We believe that the compensation of our named executive officers should focus executive behavior on the achievement of near-term corporate goals as well as long-term business objectives and strategies. We place significant emphasis on pay-for-performance compensation programs, which reward our executives when we achieve certain financial and business goals thereby creating stockholder value. We use a combination of base salary, annual cash incentive compensation programs, a long-term equity incentive compensation program and a broad based benefits program to create a competitive compensation package for our executive management team.

Objectives of our Executive Compensation Program

Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•

provide a competitive compensation package that aligns the interests of our named executive officers and stockholders by including a significant variable component which is weighted heavily toward performance-based rewards;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•	foster a shared commitment among executives by aligning their individual goals with our corporate goals and the creation of stockholder value.

Basis for Compensation Policies and Decisions

We use a mix of short-term compensation, consisting of base salaries and cash incentive awards, and long-term compensation, consisting of equity incentive compensation, to provide a total compensation structure that is designed to achieve our objectives.

In arriving at the amount and types of initial compensation for each of our named executive officers, we consider the following factors:

•

the individual’s particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us and the uniqueness of the individual’s skills within the industry;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review (as further discussed below);

•	the demand for people with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the individual’s position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	recommendations from our independent compensation consultant.

We annually re-assess the compensation of our named executive officers and determine whether any adjustments should be made. In determining whether to adjust the compensation of any of our named executive officers, we generally take into account the following factors:

•	the executive compensation practices of a selected peer group of publicly traded companies;

•	formal market data regarding base salary, cash incentives and equity compensation from a leading life science compensation survey of national biopharmaceutical and biotechnology companies;

•	the roles and responsibilities of our executives, including any increases or decreases in responsibilities; and

•	the contributions and performance of each named executive officer.

Our compensation committee retained an independent compensation consultant, Radford, an Aon Hewitt Consulting Company, or Radford, in 2012 to assist the compensation committee in developing our overall executive and director compensation program for 2012. Upon approval by our compensation committee, we have also engaged Radford to:

•	make a recommendation for an increase in the number of shares available for grant under our 2010 Equity Incentive Plan; and

•	make a recommendation for an increase in the number of shares available for issuance under our employee stock purchase plan.

For determining executive compensation in 2012, Radford and the compensation committee reviewed a peer group, which we refer to as the 2012 peer group, of publicly traded companies in the life sciences industry at a stage of development, market capitalization and size comparable to ours, which companies the compensation committee believed were generally comparable to our company and against which the compensation committee believed we competed for executive talent. The compensation committee, in consultation with members of the Radford team, included the following companies in the 2012 peer group:

Acorda Therapeutics, Inc.	Exelxis, Inc.	Nektar Therapeutics
Alnylam Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.	Optimer Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	ImmunoGen, Inc.	Savient Pharmaceuticals, Inc.
ArQule, Inc.	Incyte Corporation	Seattle Genetics, Inc.
Auxilium Pharmaceuticals, Inc.	InterMune, Inc.	Spectrum Pharmaceuticals, Inc.
AVANIR Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Targacept, Inc.
Dynavax Technologies Corporation	Isis Pharmaceuticals, Inc.	Theravance Inc.

For determining executive compensation in 2013, Radford and the compensation committee reviewed a peer group, which we refer to as the 2013 peer group, of publicly traded companies in the life sciences industry at a stage of development, market capitalization and size comparable to ours, which companies the compensation committee believes are generally comparable to our company and against which the compensation committee believes we compete for executive talent. The compensation committee, in consultation with members of the Radford team, included the following companies in the 2013 peer group:

Acorda Therapeutics, Inc. Affymax, Inc. Alnylam Pharmaceuticals, Inc.	Dynavax Technologies Corporation Halozyme Therapeutics, Inc. Exelsis, Inc.	Isis Pharmaceuticals, Inc. Momenta Pharmaceuticals, Inc. Nektar Therapeutics
AMAG Pharmaceuticals, Inc. ArQule, Inc.	ImmunoGen, Inc. Immunomedics, Inc.	Optimer Pharmaceuticals, Inc. Savient Pharmaceuticals, Inc.
Auxilium Pharmaceuticals, Inc.	InterMune, Inc.	Spectrum Pharmaceuticals, Inc.
AVANIR Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.

In addition to the publicly available information with respect to our 2012 and 2013 peer group companies, Radford gathered competitive market data from the 2012 Radford Global Life Sciences Survey of public biotechnology and pharmaceutical companies that had between 100 and 700 employees, which we refer to as the 2012 Radford Global Life Sciences Survey, for our analysis of executive compensation in 2013 and the 2011 Radford Global Life Sciences Survey of public biotechnology and pharmaceutical companies that had between 150 and 400 employees, which we refer to as the 2011 Radford Global Life Sciences Survey, for our analysis of executive compensation in 2012. To arrive at competitive market data, Radford blended broad life sciences survey data from these reports with data from our 2013 peer group and 2012 peer group, respectively. Market data was gathered at the 25th, 50th and 75th percentiles for all pay elements (base salary, short-term incentive and long-term incentive compensation) and was also gathered at the 60th percentile for long-term incentive compensation. Our compensation committee deemed the survey to be reasonable for our purposes because it indicated the ranges of compensation paid by the companies with which we compete for executive talent.

In determining executive compensation for 2013, our compensation committee also considered the stockholder support that our “say-on-pay” proposal received at our 2012 annual meeting of stockholders in which 99% of votes cast were cast in favor of our named executive officer compensation. Based in part on the results of this vote, our compensation committee has concluded that our executive compensation program is effectively designed in light of our objectives and continues to be aligned with the interests of our stockholders and therefore determined not to make significant changes to our executive compensation program.

The Chief Executive Officer’s Role in the Compensation Process

The compensation committee uses, in addition to its own judgment and experience, and the resources and tools described above, the recommendations of our chief executive officer as to the performance of each executive and as to the amount and type of compensation for such executive. Our chief executive officer does not participate in the determination of his own compensation.

Risk Considerations in our Compensation Program

Our compensation committee has discussed the concept of risk as it relates to our executive compensation program and our compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. As described more fully below in “Executive Compensation Components,” we structure our pay to consist of both fixed and variable compensation to motivate our executives to produce superior short- and long-term results that are in the best interests of our company and stockholders in order to attain our ultimate objective of increasing stockholder value. We have reviewed our compensation policies and programs with our compensation and audit committees and have concluded that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or business.

Executive Compensation Components

Our executive compensation program is primarily comprised of:

•	base salary;

•	annual incentive cash compensation; and

•	equity compensation.

Our compensation committee has not adopted a formal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by our compensation consultant, determines what it believes to be the appropriate and competitive level and mix of the various compensation components.

We generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. While we believe that the annual incentive cash component of our compensation package encourages our executives to focus on our near-term performance, generally performance over a one-year period, we rely upon equity-based awards to encourage our executives to focus on our performance over several years. In addition, we provide our executives with benefits that are available to all of our salaried employees, including medical, dental, group life and accidental death, dismemberment and long- and short-term disability insurance, and matching contributions in our 401(k) plan.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. When establishing base salaries for 2012 and 2013, the independent members of our board of directors, upon the recommendation of our compensation committee, considered the overall economic environment, the degree to which the company achieved its business goals and objectives, and each individual’s performance. In addition, with respect to our named executive officers, other than Mr. Ha-Ngoc, our compensation committee considered the recommendations of Mr. Ha-Ngoc in determining appropriate base salary levels.

In January 2012, upon the recommendation of the compensation committee, the independent members of our board of directors decided to increase the base salary of each of our named executive officers for 2012 as set forth in the table below. Our compensation committee made its recommendation based on its analysis, with input from our consultant, Radford, of executive officer pay for the 2012 peer group companies described above and its review of the 2011 Radford Global Life Sciences Survey.

Name	2012 Annual Base Salary ($)	Percentage Increase in Base Salary From 2011 Base Salary (%)
Tuan Ha-Ngoc	$550,000	12.2	%(1)
David Johnston	$339,848	4.0%
William Slichenmyer	$377,582	4.0%
Elan Ezickson	$376,909	9.8	%(2)
Michael Bailey	$330,427	3.5%

(1)	In addition to a corporate-wide merit increase, this increase includes an adjustment to Mr. Ha-Ngoc’s base salary to better align such salary with the median of the range of salaries for executives in similar positions at comparable companies in the 2012 peer group.
(2)	In addition to a corporate-wide merit increase, this increase includes an adjustment in connection with Mr. Ezickson’s promotion to Executive Vice President, Chief Operating Officer effective February 1, 2012 and an adjustment to better align such salary with the median of the range of salaries for executives in similar positions at comparable companies.

In January 2013, upon the recommendation of the compensation committee, the independent members of our board of directors decided to increase the base salary of each of our named executive officers for 2013 as set forth in the table below to maintain their competitive position within the 2013 peer group and to reflect market compensation practices. Our compensation committee made its recommendation based on its analysis, with input from Radford, of executive officer pay for the 2013 peer group companies described above and the 2012 Radford Global Life Sciences Survey.

Name	2013 Annual Base Salary ($)	Percentage Increase in Base Salary From 2012 Base Salary (%)
Tuan Ha-Ngoc	$567,875	3.25	%(1)
David Johnston	$350,893	3.25	%(1)
William Slichenmyer	$389,853	3.25	%(1)
Elan Ezickson	$389,159	3.25	%(1)
Michael Bailey	$351,079	6.25	%(2)

(1)	Equal to the corporate-wide merit increase for all eligible employees.
(2)	In addition to a corporate-wide merit increase of 3.25%, this increase includes an adjustment of 3% to align Mr. Bailey’s salary with the median of the range of salaries for executives in similar positions at comparable companies in the 2013 peer group.

We believe that the base salaries established for our named executive officers for 2012 and 2013 are aligned with our executive compensation objectives stated above and are competitive with those of similarly-situated companies.

Annual Cash Incentive Program. We have designed our annual cash incentive program to reward our named executive officers upon the achievement of specified annual corporate and individual goals which are approved in advance by our compensation committee and board of directors. Our cash incentive program emphasizes pay-

for-performance and is intended to closely align executive compensation with achievement of specified operating results as the cash incentive amount is calculated on the basis of the percentage of corporate goals achieved. The compensation committee communicates the cash incentive award criteria to the named executive officers at the beginning of each fiscal year. The performance goals established by the compensation committee are based on the business strategy of the company and the objective of building stockholder value. There are three steps for determining whether, and the extent to which, an annual cash incentive award is payable to a named executive officer. First, at the beginning of the fiscal year, the compensation committee determines the target annual cash incentive award for the named executive officer based on a percentage of the officer’s annual base salary for that year. Second, at the beginning of the fiscal year, the compensation committee establishes the specific performance goals that must be met in order for the officer to receive the award and the related weighting of each goal. Third, shortly after the end of the fiscal year, the compensation committee determines the extent to which these performance goals were met and the amount of the award. The independent members of the board of directors consider, and if they deem appropriate, approve, the recommendation of the compensation committee with respect to each of these steps.

For 2012, the corporate goals, which accounted for 80% of the cash incentive for each of our named executive officers (other than our chief executive officer), the weighting of each goal, and the compensation committee’s quantitative assessment of the degree to which each goal was actually achieved, were as follows:

2012 Corporate Goals	Target Score (%)	Actual Score (%)
Advancement of the tivozanib program	50%	47.5	%(1)
Achievement of certain financial metrics	25%	25	%(2)
Advancement of the ficlatuzumab program	15%	12.5	%(3)
Advancement of the antibody pipeline	10%	10	%(4)

Total	100%	95%

(1)	We achieved a significant milestone with respect to the submission and acceptance for filing of our first NDA with the FDA. Additionally, we initiated enrollment in two phase 2 clinical trials for tivozanib including a phase 2 trial in patients with triple negative breast cancer and a phase 2 trial assessing patient preference of tivozanib vs. sunitinib.
(2)	The compensation committee determined that we met this corporate goal due to the fact that we ended 2012 with a cash balance of approximately $160 million, as compared to a goal of $120 million, which was partially the result of proactive financial management of headcount reduction and cost containment initiatives.
(3)	We continued to advance the ficlatuzumab program by completing our phase 2 clinical trial, continuing our ongoing biomarker analyses of trial data and initiating a comprehensive investigator sponsored study program.
(4)	We furthered the development of the antibody pipeline with the initiation of clinical trials for AV-203, nomination of a development candidate from our FGFR2 program and licensing key intellectual property to enable our cancer cachexia program.

For 2012, the individual goals for each of our named executive officers (other than our chief executive officer) accounted for 20% of their performance incentive. The cash incentive payment for our chief executive officer is based solely on the achievement of our overall corporate goals described above. The individual goals for our other named executive officers are primarily related to the corporate goals for which they are most responsible and, to a lesser extent, individual development goals or department specific goals, subject to discretionary adjustments that our compensation committee deems appropriate. Our chief executive officer makes recommendations to the compensation committee as to the degree to which those named executive officers have satisfied their individual goals.

For 2012, Mr. Johnston’s individual goals related to managing our financial resources, overseeing our technology and facilities initiatives, and managing effective investor relations.

For 2012, Dr. Slichenmyer’s individual goals related to leading our clinical and regulatory efforts to advance regulatory approval of tivozanib in advanced renal cell cancer, and our clinical efforts to advance the development of tivozanib in additional indications and the AV-203 clinical program.

For 2012, Mr. Ezickson’s individual goals related to management of our medical affairs function, managing our strategic alliances and overseeing activities related to the supply chain for all of our development programs, alliance and program management and business development initiatives.

For 2012, Mr. Bailey’s individual goals related to leading our pre-commercialization activities, managing the commercial leadership team, building a sales organization and overseeing the preparation for an effective execution of the planned launch of tivozanib, if approved.

Our compensation committee has the authority to make discretionary adjustments to our annual cash incentive program, including the ability to make additional awards based on our named executive officers’ performance and to modify the corporate and individual performance targets and the level of awards that our named executive officers receive in conjunction with their performance against the targets. For the year ended December 31, 2012, the compensation committee established a target cash incentive payment for each of our named executive officers based on a percentage of their 2012 annual base salary. In determining these target cash incentive payments, the compensation committee used, in addition to its own judgment and experience, the recommendations of our chief executive officer based on market data from the 2011 Radford Global Life Sciences Survey and information on executive cash incentive targets from companies in the 2012 peer group.

The following table sets forth each named executive officer’s target incentive payment for 2012 established by the compensation committee in January 2012, the cash incentive award actually paid and the cash incentive award paid as a percentage of the target award.

Name	2012 Target Annual Cash Incentive Award ($)	Cash Incentive Award Paid for 2012 ($)	Cash Incentive Award as a Percentage of Target Cash Incentive Award (%)
Tuan Ha-Ngoc	$357,500	$339,625	95%
David Johnston	$135,939	$129,142	95%
William Slichenmyer	$151,033	$148,012	98%
Elan Ezickson	$150,764	$144,733	96%
Michael Bailey	$132,171	$126,884	96%

In January 2013, the compensation committee established a target incentive payment for each of our named executive officers based on a percentage of their 2013 annual base salary as set forth below. These target incentive payments are based on the executive cash incentive practices of the 2012 Radford Global Life Sciences Survey. To arrive at competitive market data, Radford blended this broad life sciences survey data with peer survey data from the 2013 peer group set at levels that approximated the 50th percentile of target executive cash incentive compensation at those companies.

Name	2013 Annual Base Salary ($)	Target Percentage of 2013 Annual Base Salary (%)	2013 Target Annual Cash Incentive Award ($)
Tuan Ha-Ngoc	$567,875	65%	$369,119
David Johnston	$350,893	40%	$140,357
William Slichenmyer	$389,853	40%	$155,941
Elan Ezickson	$389,159	40%	$155,664
Michael Bailey	$351,079	40%	$140,432

Equity Compensation. We use stock options and restricted stock to attract, retain, motivate and reward our named executive officers. Through our equity-based grants, we seek to align the interests of our named executive officers with our stockholders, reward and motivate both near-term and long-term executive performance and provide an incentive for retention. Our decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on market practices of similarly-situated companies.

We grant equity incentive awards to our employees, including our named executive officers, upon the commencement of their employment and, generally, on an annual basis, as part of our overall compensation program. Historically, all grants of awards to our named executive officers have been made by our board of directors at regularly scheduled meetings during the year upon the recommendation of our compensation committee. The exercise or purchase price of each award is equal to the fair market value of the award on the date of grant, which is the date of the board meeting approving such grant. The following factors are considered in determining the amount of equity incentive awards, if any, to be granted to our named executive officers:

•	the number of shares subject to, and exercise prices (when applicable) of, outstanding awards, both exercisable, or vested, and unexercisable, or unvested, held by our executives;

•	the vesting schedule of the unvested awards held by our executives; and

•	the amount and percentage of total equity on a diluted basis held by our executives.

All historical stock option grants prior to our initial public offering were made at exercise prices that our board of directors determined to equal the fair market value of our shares of common stock on the respective grant dates.

In January 2012, as part of the annual individual performance evaluations of our named executive officers, the independent members of our board of directors, upon the recommendation of our compensation committee, granted to our named executive officers the options to purchase shares of our common stock set forth in the table below. The independent members of our board of directors also granted our named executive officers an additional award of milestone-based restricted common stock, as set forth below. The stock option awards to our named executive officers were granted with a term of 10 years (subject to continued employment with our company) and an exercise price of $13.18 per share, which was the closing price of our common stock on the date of grant. Our compensation committee made its recommendation based on its analysis, with input from our consultant, Radford, of the executive officer equity compensation practices in the 2011 Radford Global Life Sciences Survey and executive officer equity compensation for the 2012 peer group companies and recommended awards that approximated the 50th percentile of executive equity incentive compensation at those companies.

Name	Number of Shares of Common Stock Underlying Time-Based Options Granted in 2012(1)	Number of Shares of Milestone- Based Restricted Stock Granted in 2012(2)	Total Number of Shares of Common Stock Underlying Awards Granted in 2012
Tuan Ha-Ngoc	93,500	55,000	148,500
David Johnston	33,500	19,700	53,200
William Slichenmyer	31,900	18,800	50,700
Elan Ezickson	35,100	20,600	55,700
Michael Bailey	31,000	18,200	49,200

(1)	These options vest and become exercisable over a period of four years in equal monthly installments.
(2)	50% of the total amount of shares underlying such award vests upon the date our compensation committee determines, if such determination is made, that the FDA has approved tivozanib for sale in the U.S. with satisfactory prescribing information in its label and 50% of the total amount of shares underlying such award vests upon the date the compensation committee determines, if such determination is made, that the European Medicines Agency has approved tivozanib for sale in the European Union with satisfactory prescribing information in its label.

In January 2013, as part of the annual individual performance evaluations of our named executive officers, the independent members of our board of directors, upon the recommendation of our compensation committee, granted to our named executive officers the options to purchase shares of our common stock set forth in the table below. The independent members of our board of directors also granted our named executive officers an additional award of milestone-based restricted common stock, as set forth below. The stock option awards to our named executive officers were granted with a term of 10 years (subject to continued employment with our company) and an exercise price of $7.72 per share, which was the closing price of our common stock on the date of grant. Our compensation committee made its recommendation based on its analysis, with input from our consultant, Radford, of the executive officer equity compensation practices in the 2012 Radford Global Life Sciences Survey and executive officer equity compensation for the 2013 peer group companies and recommended awards that approximated the 50th percentile of executive equity incentive compensation at those companies.

Name	Number of Shares of Common Stock Underlying Time-Based Options Granted in 2013(1)	Number of Shares of Milestone- Based Restricted Stock Granted in 2013(2)	Total Number of Shares of Common Stock Underlying Awards Granted in 2013
Tuan Ha-Ngoc	82,500	82,500	165,000
David Johnston	32,500	32,500	65,000
William Slichenmyer	32,500	37,500	70,000
Elan Ezickson	37,500	37,500	75,000
Michael Bailey	32,500	42,500	75,000

(1)	These options vest and become exercisable over a period of four years in equal monthly installments.
(2)

50% of the total amount of shares underlying such award vests upon the date our compensation committee determines, if such determination is made, that, following approval of tivozanib by the FDA, if approved, either (1) a pre-determined number of patients have been prescribed tivozanib on or before December 31,

2013, or (2) a pre-determined number of patients have been prescribed tivozanib prior to the first anniversary of the approval of tivozanib by the FDA; and as to the remaining 50% of the total amount of the shares underlying such award upon the date our compensation committee determines, if such determination is made, that, following approval of tivozanib by the FDA, if approved, a pre-determined number of patients have been prescribed tivozanib prior to the first anniversary of the approval of tivozanib by the FDA; provided that, the remaining 50% of the shares may not vest prior to the first anniversary of the date of grant.

Vesting of options and restricted stock granted to our named executive officers fully accelerates if such officer is terminated without “cause” within 18 months following a change in control of the company. Vesting and exercise rights, if applicable, cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalent payments.

We do not have any equity ownership guidelines for our executives.

Other Benefits. We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Under our 401(k) plan, we match 50% on every dollar contributed by an employee up to a maximum of 5% of the employee’s salary. The match vests at 25% per year over four years. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers. The compensation committee in its discretion may revise, amend or add to the benefits and perquisites made available to our named executive officers if it deems it advisable to do so.

Severance and Change in Control Benefits

Our named executive officers are entitled to receive severance benefits in connection with a termination of their employment not in connection with a change in control. Please refer to “Employment Agreements and Severance Arrangements” for a more detailed discussion of these benefits. Additionally, pursuant to our Key Employee Change in Control Severance Benefit Plan, certain of our key employees, including our named executive officers, are entitled to severance payments if we terminate their employment without cause or if they leave their employment with us for good reason within 18 months of a change in control of our company. Further, if we terminate a named executive officer’s employment without cause or such named executive officer leaves his employment with us for good reason within 18 months of a change in control of our company, all options held by such named executive officer will become immediately exercisable in full and all restricted stock held by such named executive officer will vest in full. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under “—Potential Payments and Benefits Upon Termination and a Change in Control” below.

We believe providing these benefits helps us compete for executive talent. After reviewing the practices of comparable companies, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives by such companies.

Our practice in the case of change in control benefits has been to structure these as “double trigger” benefits. This means that the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing executives with appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs but which may be beneficial to stockholders.

Tax and Accounting Considerations

We have a history of operating losses and expect to incur operating losses for the foreseeable future. We have net operating loss carryforwards that would have the effect of offsetting certain future taxable gains, and as such, we generally do not consider the tax implications of our executive compensation programs to be meaningful to our operating or financial results. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other officers (other than our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. The compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

We account for equity compensation paid to our employees in accordance with Accounting Standards Codification, or ASC, 718, which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is incurred.

Summary Compensation Table for the Years Ended December 31, 2012, 2011 and 2010

The following table sets forth information for the years ended December 31, 2012, 2011 and 2010 regarding compensation awarded to, earned by or paid to our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers during 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Tuan Ha-Ngoc, Chief Executive Officer	2012 2011 2010	$ $ $	550,000 490,000 422,300	$ $	— 50,000 50,505	(4) (5)	$ $	724,900 354,000 —	$ $ $	737,827 741,608 760,086	$ $ $	339,625 382,200 274,495	$ $ $	12,131 9,737 9,737	$ $ $	2,364,483 2,027,545 1,517,123

David Johnston, Chief Financial Officer	2012 2011 2010	$ $ $	339,848 326,777 297,070	$	— 20,000 22,250	(6) (7)	$ $	259,646 84,960 —	$ $ $	264,355 152,684 206,438	$ $ $	129,142 167,310 114,075	$ $ $	9,358 9,201 8,927	$ $ $	1,002,349 760,932 648,760

William Slichenmyer, Chief Medical Officer	2012 2011 2010	$ $ $	377,582 363,060 342,833	$ $	— 20,000 131,000	(8) (9)	$ $	247,784 84,960 —	$ $ $	251,729 152,684 93,839	$ $ $	148,012 185,887 175,530	$ $ $	9,722 7,977 7,878	$ $ $	1,034,829 814,568 751,080

Elan Ezickson, Executive Vice President, Chief Operating Officer	2012 2011 2010	$ $ $	376,909 343,182 328,404	$	— 20,000 —	(10)	$ $	271,508 84,960 —	$ $ $	276,981 152,684 262,741	$ $ $	144,733 175,709 165,516	$ $ $	7,370 7,264 7,187	$ $ $	1,077,501 783,799 763,848

Michael Bailey, Chief Commercial Officer	2012 2011 2010	$ $ $	330,427 319,253 95,510	$	— — 50,000	(11)	$ $	239,876 56,640 —	$ $ $	244,627 43,624 1,605,276	$ $ $	126,884 118,762 39,060	$ $ $	7,220 21,762 7,062	$ $ $	949,034 560,041 1,796,908

(1)

The assumptions we used in valuing equity awards are described in Note 12, “Stock-Based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. With respect to options other than milestone-based options, amounts reported reflect the aggregate grant date fair value as calculated in accordance with ASC 718 for the indicated year in connection with options we granted in the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. Performance-based restricted stock awards granted in January 2012 were deemed at the time of issuance to be probable of being earned and as such the grant date fair value of such awards was determined to be equal to the fair market value of the underlying shares on the date of grant. Milestone-based restricted stock awards granted in February 2011 were deemed at the time of issuance to be probable of being earned and as such the grant date fair value of such awards was determined to be equal to the fair market value of the underlying shares on the date of grant. Milestone-based options granted in February 2010 were deemed at the time of issuance to be probable of being earned and as such they were valued at 100% of the Black-Scholes value at the time of issuance.
(2)	Our compensation committee determined to pay Tuan Ha-Ngoc, David Johnston, William Slichenmyer, Elan Ezickson and Michael Bailey annual cash incentive plan awards equal to 95%, 95%, 98%, 96%, and 96% of such executive officer’s target award, respectively, for performance in 2012. See “—Grants of Plan-Based Awards for the Year Ended December 31, 2012” below for additional information related to these awards. Our compensation committee determined to pay Tuan Ha-Ngoc, David Johnston, William Slichenmyer, Elan Ezickson and Michael Bailey annual cash incentive plan awards equal to 130%, 128%, 128%, 128%, and 124% of such executive officer’s target award, respectively, for performance in 2011. Our compensation committee determined to pay Tuan Ha-Ngoc, David Johnston, William Slichenmyer, Elan Ezickson and Michael Bailey annual cash incentive plan awards equal to 130%, 128%, 128%, 126%, and 124% of such executive officer’s target award, respectively, for performance in 2010. The bonus earned on the basis of actual performance relative to target cash incentive award metrics has been reported in this column as non-equity incentive plan compensation.
(3)	Amounts represent the value of perquisites and other personal benefits, which are further detailed below:

Name and Principal Position	Year	Matched 401(k) Contribution ($)		Group Life Insurance ($)		Relocation Costs ($)		Total ($)
Tuan Ha-Ngoc, Chief Executive Officer	2012 2011 2010	$ $ $	6,125 6,125 6,125	$ $ $	6,006 3,612 3,612		— — —	$ $ $	12,131 9,737 9,737
David Johnston, Chief Financial Officer	2012 2011 2010	$ $ $	6,125 6,125 6,125	$ $ $	3,233 3,076 2,802		— — —	$ $ $	9,358 9,201 8,927
William Slichenmyer, Chief Medical Officer	2012 2011 2010	$ $ $	6,125 6,125 6,125	$ $ $	3,597 1,852 1,753		— — —	$ $ $	9,722 7,977 7,878
Elan Ezickson, Executive Vice President, Chief Operating Officer	2012 2011 2010	$ $ $	6,125 6,125 6,125	$ $ $	1,245 1,139 1,062		— — —	$ $ $	7,370 7,264 7,187
Michael Bailey, Chief Commercial Officer	2012 2011 2010	$ $ $	6,125 665 —	$ $ $	1,095 1,057 305	$ $	— 20,040 6,757	$ $ $	7,220 21,762 7,062

(4)	Bonus amount for Mr. Ha-Ngoc of $50,000 was awarded by our board of directors in January 2012 for a one-time recognition bonus based on Mr. Ha-Ngoc’s overall leadership and guidance in connection with the company’s strategic, operational and organizational development over the year, the successful consummation of a follow-on public offering in June 2011, the receipt of successful data from our phase 3 clinical trial of tivozanib and the consummation of the partnership with Astellas.
(5)	Bonus amount for Mr. Ha-Ngoc of $50,505 represents a one-time recognition bonus based on Mr. Ha-Ngoc’s management of the transition from a private company to a public company, including managing relationships with investors resulting in two successful equity offerings and a price per share trading above the initial public offering price as of the end of 2010, and Mr. Ha-Ngoc’s overall leadership of the company’s strategic, operational and organizational progress.
(6)	Bonus amount for Mr. Johnston of $20,000 was awarded by our board of directors in January 2012 for a one-time recognition bonus based on Mr. Johnston’s leadership in the successful consummation of the follow-on public offering in June 2011.

(7)	Bonus amount for Mr. Johnston of $22,250 represents a one-time recognition bonus based on Mr. Johnston’s role in the successful completion of two equity offerings, including the private placement in November 2010, which had a price per share 50% higher than the per share price in our initial public offering.
(8)	Bonus amount for Dr. Slichenmyer of $20,000 was awarded by our board of directors in January 2012 for a one-time recognition bonus based on Dr. Slichenmyer’s leadership in overseeing our phase 3 clinical trial of tivozanib which reported successful top-line data at the end of 2011.
(9)	Bonus amount for Dr. Slichenmyer of $131,000 represents the following payments: (i) pursuant to his offer letter dated August 31, 2009, $60,000 upon the first anniversary of his employment and $50,000 upon our initiation of a phase 2 clinical trial of ficlatuzumab; and (ii) $21,000 awarded by our board of directors in February 2011 for a one-time recognition bonus based on Dr. Slichenmyer’s management of patient enrollment in our phase 3 clinical trial of tivozanib, which enrollment was completed six months ahead of schedule.
(10)	Bonus amount for Mr. Ezickson of $20,000 was awarded by our board of directors in January 2012 for Mr. Ezickson’s leadership in consummating our partnership with Astellas, which we believe will allow us to more robustly develop and commercialize tivozanib while continuing to preserve AVEO’s strategic plan.
(11)	Bonus amount for Mr. Bailey of $50,000 represents, pursuant to his offer letter dated August 25, 2010, the payment of a signing bonus in connection with the commencement of Mr. Bailey’s employment.

Grants of Plan-Based Awards for the Year Ended December 31, 2012

The following table sets forth information for the year ended December 31, 2012 regarding grants of plan-based awards made during 2012 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Stock and Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Tuan Ha-Ngoc	—	$357,500	—	—	—	—
	1/31/12	—	—	93,500	$13.18	$737,827	(5)
	1/31/12	—	55,000	—	$13.18	$724,900	6)

David Johnston	—	$135,939	—	—	—	—
	1/31/12	—	—	33,500	$13.18	$264,355	(5)
	1/31/12	—	19,700	—	$13.18	$259,646	(6)

William Slichenmyer	—	$151,033	—	—	—	—
	1/31/12	—	—	31,900	$13.18	$251,729	(5)
	1/31/12	—	18,800	—	$13.18	$247,784	(6)

Elan Ezickson	—	$150,764	—	—	—	—
	1/31/12	—	—	35,100	$13.18	$276,981	(5)
	1/31/12	—	20,600	—	$13.18	$271,508	(6)

Michael Bailey	—	$132,171	—	—	—	—
	1/31/12	—	—	31,000	$13.18	$244,627	(5)
	1/31/12	—	18,200	—	$13.18	$239,876	(6)

(1)

Represents the target payout levels under the annual cash incentive program. Target payouts for Tuan Ha-Ngoc, David Johnston, William Slichenmyer, Elan Ezickson and Michael Bailey represented 65%, 40%, 40%, 40% and 40% of base salary in 2012, respectively. The actual payout with respect to each named executive officer is shown above in the Summary Compensation Table for the Years Ended December 31, 2012, 2011 and 2010 in the column titled “Non-Equity Incentive Plan Compensation.” The annual cash incentive program did not have threshold payout levels, as the determination of the level of achievement of corporate and individual goals was subjective and subject to the discretion of our board of directors. Payouts under the annual cash incentive program were not subject to any maximum limit. Additional information regarding the design of the annual cash incentive program, including a description of the corporate goals and individual performance applicable to 2012 awards, is described above in “—Executive Compensation Components.”
(2)	Represents target payout of shares of milestone-based restricted stock. The shares of milestone-based restricted stock were eligible to be earned in full based on achievement of a milestone event, accordingly no threshold or maximum amounts were payable in respect of such stock. For the vesting schedules of these awards, please see footnote 3 of the “Outstanding Equity Awards at December 31, 2012” table below. These awards are subject to acceleration upon termination of employment as further described in the “—Employment Agreements and Severance Arrangements” and “—Potential Payments and Benefits Upon Termination and a Change in Control” sections below.
(3)	For the vesting schedules of these awards, please see footnote 2 of the “Outstanding Equity Awards at December 31, 2012” table below. These awards are subject to acceleration upon termination of employment as further described in the Employment Agreements and Severance Arrangements” and “—Potential Payments and Benefits Upon Termination and a Change in Control” sections below.
(4)	For a discussion of our methodology for determining the fair value of our common stock, see Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(5)	Valuation of these options is based on the aggregate dollar amount of share-based compensation recognized for financial statement reporting purposes computed in accordance with ASC 718 over the term of these options, excluding the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of stock and option awards are set forth in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(6)	Milestone-based restricted stock awards granted in January 2012 were deemed at the time of issuance to be probable of being earned and as such the grant date fair value of such awards was determined to be equal to the fair market value of the underlying shares on the date of grant.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding outstanding equity awards held as of December 31, 2012 by our named executive officers.

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tuan Ha-Ngoc	21,427	72,073	$13.18	(2)	1/31/2022	55,000	(3)	$442,750
	40,729	44,271	$14.16	(4)	2/15/2121	12,500	(5)	$100,625
	61,250	—	$12.24	(6)	2/2/2020	—		—
	29,166	10,833	$12.24	(7)	2/2/2020	—		—
	56,301	1,198	$8.48	(8)	4/1/2019	—		—
	62,499	—	$6.44	(9)	1/31/2018	—		—
	238,749	—	$5.20	(10)	5/9/2017	—		—
	59,500	—	$2.00	(11)	2/9/2016	—		—
	250,000	—	$1.32	(12)	2/1/2015	—		—
David Johnston	7,677	25,823	$13.18	(2)	1/31/2022	19,700	(3)	$158,585
	8,385	9,115	$14.16	(4)	2/15/2021	3,000	(5)	$24,150
	12,500	—	$12.24	(6)	2/2/2020	—		—
	10,937	4,062	$12.24	(7)	2/2/2020	—		—
	12,238	261	$8.48	(8)	4/1/2019	—		—
	150,000	—	$5.60	(13)	10/31/2017	—		—
William Slichenmyer	7,310	24,590	$13.18	(2)	1/31/2022	18,800	(3)	$151,340
	8,385	9,115	$14.16	(4)	2/15/2021	3,000	(5)	$24,150
	12,500	—	$12.24	(6)	2/2/2020	—		—
	73,342	35,158	$9.64	(14)	10/8/2019	—		—
Elan Ezickson	8,043	27,057	$13.18	(2)	1/31/2022	20,600	(3)	$165,830
	8,385	9,115	$14.16	(4)	2/15/2021	3,000	(5)	$24,150
	16,250	—	$12.24	(6)	2/2/2020	—		—
	13,672	5,077	$12.24	(7)	2/2/2020	—		—
	14,686	313	$8.48	(8)	4/1/2019	—		—
	37,499	—	$6.44	(9)	1/31/2018	—		—
	50,000	—	$5.20	(10)	5/9/2017	—		—
	25,000	—	$2.00	(11)	2/9/2016	—		—
	37,500	—	$1.32	(12)	2/1/2015	—		—
Michael Bailey	7,104	23,896	$13.18	(2)	1/31/2022	18,200	(3)	$146,510
	2,395	2,605	$14.16	(4)	2/15/2021	2,000	(5)	$16,100
	101,250	78,750	$14.26	(15)	10/5/2020	—		—

(1)	All equity awards held by our named executive officers are subject to vesting acceleration upon termination of employment, as further described in the “—Employment Agreements and Severance Arrangements” and “—Potential Payments and Benefits Upon Termination and a Change in Control” sections below.
(2)	These options vest in equal monthly installments through January 1, 2016.
(3)	These restricted stock awards vest as to 50% of the shares upon the date our compensation committee determines, if such determination is made, that the FDA has approved tivozanib for sale in the U.S. with satisfactory prescribing information in its label and as to 50% of the shares upon the date the compensation committee determines, if such determination is made, that the European Medicines Agency has approved tivozanib for sale in the European Union with satisfactory prescribing information in its label.

(4)	These options vest in equal monthly installments through January 1, 2015.
(5)	These restricted stock awards vested as to 50% of the shares on January 25, 2012, the date the compensation committee determined that top-line efficacy data received from the ongoing phase 3 registration trial of tivozanib met the primary endpoint of such trial with statistical significance of p≤0.05 and the remaining shares vested on January 25, 2013.
(6)	These options vested as to 50% of the shares on December 31, 2010 in connection with the achievement of a corporate performance milestone (based on the company ending 2010 with a cash balance of at least 40% over the 2010 budget), and the remaining shares vested on December 31, 2011.
(7)	These options vest in equal monthly installments through January 1, 2014.
(8)	These options vested in equal monthly installments through January 1, 2013.
(9)	These options were fully vested as of January 1, 2012.
(10)	These options were fully vested as of January 1, 2011.
(11)	These options were fully vested as of January 1, 2010.
(12)	These options were fully vested as of January 1, 2009.
(13)	These options vested as to 25% of the shares on October 31, 2008, and as to an additional 1/48 of the shares per month thereafter. Pursuant to the terms of the option agreements, these options vested as to an additional aggregate 37,500 shares upon successful completion of our initial public offering.
(14)	These options vested as to 25% of the shares on September 14, 2010 and vest in equal monthly installments as to the remaining shares through September 14, 2013.
(15)	These options vested as to 25% of the shares on September 13, 2011 and vest in equal monthly installments as to the remaining shares through September 13, 2014.

Option Exercises

The following table sets forth information regarding options exercised by our named executive officers during the year ended December 31, 2012:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Tuan Ha-Ngoc	50,000	$664,000
David Johnston	15,000	$99,150
William Slichenmyer	12,000	$42,540
Elan Ezickson	—	$—
Michael Bailey	—	$—

Employment Agreements and Severance Arrangements

Tuan Ha-Ngoc Employment Agreement. We entered into an employment agreement with Tuan Ha-Ngoc, our President and Chief Executive Officer, in December 2008. Mr. Ha-Ngoc’s annual base salary is currently $567,875. Mr. Ha-Ngoc’s base salary is reviewed annually by our board of directors. Pursuant to the agreement, Mr. Ha-Ngoc has the opportunity to earn an annual cash incentive award for each calendar year he is employed by us of up to 35% (which may be increased from time to time at the discretion of our board of directors) of his base salary based on the achievement of criteria agreed to by Mr. Ha-Ngoc and the board of directors, each year. The board of directors has currently set Mr. Ha-Ngoc’s annual cash incentive award target at 65% of his base salary. If all of the criteria for the achievement of any annual cash incentive award are exceeded in any calendar year, the board, in its sole discretion, may award an amount that exceeds the 65% target. The amount and components of any cash incentive award are determined in the sole discretion of the board, or its designee, and are based solely on company-wide performance. Mr. Ha-Ngoc also received a sign-on bonus of $120,000 in connection with the commencement of his employment with us in 2002.

Upon appointment as our President and Chief Executive Officer, and as provided in the employment agreement, Mr. Ha-Ngoc was granted 200,000 shares of restricted stock at a purchase price of $0.48 per share, which have vested in full. Upon appointment, Mr. Ha-Ngoc was also granted a stock option to purchase 50,000 shares of our common stock at an exercise price of $0.48 per share, which options are fully vested and were exercised on February 17, 2012. Mr. Ha-Ngoc is also eligible to receive on an annual basis, and has received, additional grants of stock options, as determined in the sole discretion of the board of directors or our compensation committee, as the case may be. To date, Mr. Ha-Ngoc has received options to purchase an aggregate of 1,108,496 shares of common stock, and 362,500 shares of common stock subject to restricted stock awards.

Severance and Change in Control Agreements with Named Executive Officers. We have entered into individual severance and change in control agreements with each of our named executive officers. All benefits payable pursuant to a severance and change in control agreement are to be paid or furnished to the executive officer by us and are contingent upon the executive officer executing a release of claims in our favor in a form satisfactory to us. In addition, each of our key executive officers is subject to non-competition and non-solicitation covenants as part of their individual agreements, subject to certain exceptions.

Pursuant to the terms of our severance and change in control agreement with Mr. Ha-Ngoc, he is entitled, in the event that his employment is terminated “without cause,” due to a disability or “for good reason” to the following:

•

to continue to receive compensation after termination of his employment with us at a rate equal to his then-current base salary for the lesser of 18 months or until such time as he finds comparable employment;

•	to receive a lump sum payment of his annual cash incentive award target pro-rated through the date of his termination; and

•	to continue his health insurance for the lesser of 18 months or until such time as he receives such benefits from a new employer.

Pursuant to the terms of our severance and change in control agreement with each of David Johnston, William Slichenmyer, Elan Ezickson and Michael Bailey, each such named executive officer is entitled, in the event that his employment is terminated “without cause,” due to a disability or “for good reason” to the following:

•

to continue to receive compensation after termination of his respective employment with us at a rate equal to his then-current base salary for the lesser of 12 months or until such time as he finds comparable employment;

•	to receive a lump sum payment of his annual cash incentive award target pro-rated through the date of his termination; and

•	to continue his health insurance for the lesser of 12 months or until such time as he receives such benefits from a new employer.

As defined in each named executive officer’s severance and change in control agreement, “cause” means any of the following, as determined by our board of directors:

•	the conviction of or plea of not guilty or nolo contendere to a felony or a crime involving dishonesty or any felony;

•	willful misconduct resulting in material harm to our company;

•	commission of an act of fraud, embezzlement, theft or dishonesty against the company resulting in material harm to our company;

•

repeated and continuing failure to follow the proper and lawful directions of our chief executive officer (other than with respect to Mr. Ha-Ngoc) or our board of directors after a written demand is delivered that specifically identifies the manner in which our chief executive officer or our board of directors believes that he has failed to follow such instructions;

•	current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance;

•	material violation of our code of conduct that causes harm to our company; or

•	material breach of any term of his severance and change in control agreement, or any other applicable confidentiality and/or non-competition agreements with us.

However, in the case of Tuan Ha-Ngoc, a termination for “cause” can only be made (i) upon the determination of at least 67% of the non-interested members of our board of directors and (ii) if Mr. Ha-Ngoc is given at least 30 days to cure any violation.

As defined in each named executive officer’s severance and change in control agreement, termination for “good reason” means the executive officer’s voluntary termination of employment due to any of the following occurring without his written consent:

•	the requirement that such employee perform his duties outside a radius of 50 miles from our corporate headquarters in Cambridge, MA;

•	any material diminution in such employee’s duties, responsibilities or authority;

•	a reduction in his base salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of his pay level); or

•	the material breach by us of any term or condition of his severance and change in control agreement or another applicable employment agreement.

The right to terminate employment for “good reason” requires that an executive give us written notice of termination and an opportunity to cure the condition giving rise to good reason within 30 days of receiving such notice. The delivery of the notice and the date of termination must occur within 90 and 180 days, respectively, of the condition giving rise to good reason.

If an executive’s employment is terminated within 18 months following a change in control of our company, the individual severance and change in control agreements provide that all severance payments be made pursuant to our key employee change in control severance benefits plan.

Key Employee Change in Control Severance Benefits Plan. In addition to individual severance and change in control agreements, our named executive officers and other key employees participate in our Key Employee Change in Control Severance Benefits Plan. No payments are made pursuant to individual severance and change in control agreements if payments are made under this plan. All benefits payable under the plan are to be paid or furnished to the participant by us and are contingent upon the participant executing a release of claims in our favor in a form satisfactory to us. Pursuant to the terms of the plan, if we terminate a named executive officer’s employment without cause or if they leave their employment with us for good reason within 18 months following a change in control of our company, such named executive officer is entitled to the following benefits:

•	continued receipt of compensation after termination at a rate equal to such executive’s then-current base salary for 12 months (18 months in the case of Mr. Ha-Ngoc);

•

payment of a sum equal to (i) such individual’s pro rata target cash incentive award plus (ii) an amount equal to one times his target bonus (1.5 times his target bonus, in the case of Mr. Ha-Ngoc); and

•	continued health insurance for 12 months (18 months in the case of Mr. Ha-Ngoc).

Further, pursuant to the terms of our Key Employee Change in Control Severance Benefits Plan, if we terminate a named executive officer’s employment without cause or such named executive officer leaves his employment with us for good reason within 18 months of a change in control of our company, all options held by such named executive officer will become immediately exercisable in full and all restricted stock held by such named executive officer will become vested in full.

Potential Payments and Benefits Upon Termination and a Change in Control

Our named executive officers are entitled to certain benefits in the event their employment is terminated without cause, due to a disability or for good reason, as described above. The following table describes the potential payments and benefits to each of our named executive officers following a termination of employment without cause, due to a disability or for good reason, as the same were payable on December 31, 2012. Actual amounts payable to each executive listed below upon termination can only be determined definitively at the time of each executive’s actual departure. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred. For information relating to compensation earned by each of our named executive officers, see our “Summary Compensation Table For the Years Ended December 31, 2012, 2011 and 2010” above.

Name and Principal Position	Benefit Type	Termination Without Cause, Due to a Disability or For Good Reason ($)		Termination without Cause or For Good Reason Within 18 Months of a Change in Control ($)
Tuan Ha-Ngoc, Chief Executive Officer	Base Salary	$825,000	(1)	$825,000	(5)
	Cash Incentive Award	$357,500	(2)	$893,750	(6)
	Healthcare Benefits	$29,189	(3)	$29,189	(7)
	Market Value of Awards Vesting on Termination(4)	$—		$543,375

	Total	$1,211,689		$2,291,314

David Johnston, Chief Financial Officer	Base Salary	$339,848	(1)	$339,848	(5)
	Cash Incentive Award	$135,939	(2)	$271,878	(6)
	Healthcare Benefits	$19,459	(3)	$19,459	(7)
	Market Value of Awards Vesting on Termination(4)	—		$182,735

	Total	$495,246		$813,920

William Slichenmyer, Chief Medical Officer	Base Salary	$377,582	(1)	$377,582	(5)
	Cash Incentive Award	$151,033	(2)	$302,066	(6)
	Healthcare Benefits	$22,281	(3)	$22,281	(7)
	Market Value of Awards Vesting on Termination(4)	—		$175,490

	Total	$550,896		$877,419

Name and Principal Position	Benefit Type	Termination Without Cause, Due to a Disability or For Good Reason ($)		Termination without Cause or For Good Reason Within 18 Months of a Change in Control ($)
Elan Ezickson, Executive Vice President, Chief Operating Officer	Base Salary	$376,909	(1)	$376,909	(5)
	Cash Incentive Award	$150,764	(2)	$301,527	(6)
	Healthcare Benefits	$22,281	(3)	$22,281	(7)
	Market Value of Awards Vesting on Termination(4)	—		$189,980

	Total	$549,954		$890,697

Michael Bailey, Chief Commercial Officer	Base Salary	$330,427	(1)	$330,427	(5)
	Cash Incentive Award	$132,171	(2)	$264,342	(6)
	Healthcare Benefits	$19,459	(3)	$19,459	(7)
	Market Value of Awards Vesting on Termination(4)	—		$162,610

	Total	$482,057		$776,838

(1)	Represents the executive officer’s base salary payable over 12 months, or in the case of Mr. Ha-Ngoc, 18 months. Severance is equal to payment of the executive’s base salary until the earlier of (i) 12 months (in the case of Mr. Ha-Ngoc, 18 months) following the date of termination and (ii) the date on which the executive commences full-time employment or a full-time consulting relationship with substantially equivalent compensation.
(2)	Represents the executive officer’s severance bonus payable within 30 days of the date of termination. Severance bonus is equal to payment of the executive’s target annual incentive plan bonus pro-rated through the date of termination.
(3)	Represents the cost of continued COBRA benefits for the executive officer and any qualified beneficiary. COBRA benefits are payable until the earlier of (i) 12 months (in the case of Mr. Ha-Ngoc, 18 months) (or as long as such eligibility for the executive and each qualified beneficiary continues) from the date such benefits would otherwise end under the applicable plan terms and (ii) the date the employee becomes eligible for group health coverage through another employer. This value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2012 and is valued at the premiums in effect on December 31, 2012.
(4)	This amount is equal to (a)(i) the number of options that would vest as a direct result of the employment termination subsequent to a change in control multiplied by (ii) the excess of $8.05, which represents the fair market value of our common stock as of December 31, 2012, over the exercise price of the options, plus (b)(i) the number of shares of restricted stock that would vest as a direct result of the employment termination subsequent to a change in control multiplied by (ii) $8.05.
(5)	Represents the executive’s base salary payable over 12 months (in the case of Mr. Ha-Ngoc, 18 months) following the date of termination.
(6)	Represents the executive officer’s severance bonus payable over 12 months (in the case of Mr. Ha-Ngoc, 18 months) following the date of termination. Severance bonus is in addition to the executive officer’s target annual incentive plan bonus pro-rated through the date of termination.
(7)	Represents the cost of continued COBRA benefits for the executive officer and any qualified beneficiary for 12 months (in the case of Mr. Ha-Ngoc, 18 months) following the date of termination.

Equity Compensation Plan Information

The following table sets forth information concerning the Company’s equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	4,648,388	9.86	2,446,497
Equity compensation plans not approved by security holders	—	—	—

Total	4,648,388	9.86	2,446,497

(1)	Includes 51,656 shares of common stock issuable under our 2010 Employee Stock Purchase Plan, all of which are issuable in connection with the current offering period which ends on June 30, 2013.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our compensation committee recommended to our board that such section be included in this proxy statement.

By the compensation committee of the board of directors of AVEO Pharmaceuticals, Inc.,

Anthony B. Evnin, Chair

Kenneth Bate

Henri Termeer

Compensation Committee Interlocks and Insider Participation

Our compensation committee was comprised of Nicholas Galakatos, Kenneth Bate and Henri Termeer through May 30, 2012 at which time Nicholas Galakatos left the Board. From May 30, 2012, the members of the compensation committee were Anthony Evnin, Kenneth Bate and Henri Termeer. No member of our compensation committee is or has been a current or former officer or employee of our company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that had one or more executive officers serving as a director or member of our compensation committee during the year ended December 31, 2012. For a description of transactions between us and members of the compensation committee and entities affiliated with such members, please see “Certain Relationships and Related Person Transactions.”

Director Compensation

Mr. Ha-Ngoc, our President and Chief Executive Officer, has not received any compensation in connection with his service as a director. The compensation that we pay to our president and chief executive officer is discussed under “—Compensation Discussion and Analysis” above.

The following table sets forth information for the year ended December 31, 2012 regarding the compensation awarded to, earned by or paid to our non-employee directors. Mr. Galakatos elected not to stand for re-election effective May 30, 2012 and Dr. DePinho resigned from the Board effective December 31, 2012. Dr. Epstein was elected to the Board on December 18, 2012.

Name	Fees Earned or Paid In Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Kenneth Bate(3)	$57,000	$90,234	—		$147,234
Ronald DePinho(3)	$24,250	$90,234	—		$114,484
Robert Epstein(3)	—	$121,134	—		$121,134
Anthony Evnin(3)	$54,347	$90,234	—		$144,581
Nicholas Galakatos(3)	$20,059	—	—		$20,059
Raju Kucherlapati(3)	$41,750	$90,234	$3,000	(4)	$134,984
Henri Termeer(3)	$63,842	$90,234	—		$154,076
Kenneth Weg(3)	$40,516	$90,234	—		$130,750
Robert Young(3)	$43,656	$90,234	—		$133,890

(1)	The assumptions we used in valuing options are described in Note 12, “Stock-Based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. This column reflects the aggregate grant date fair value as calculated in accordance with ASC 718 for the indicated year in connection with options we granted in the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting.
(2)	Options, except those granted to Dr. Epstein, were granted at fair market value on May 30, 2012 at an exercise price of $12.78 per share. Options granted to Dr. Epstein were granted at fair market value on December 18, 2012 at an exercise price of $7.05 per share. Options vest over one year in twelve equal monthly installments.
(3)	The following table reflects the aggregate number of stock awards and the aggregate number of option awards outstanding for our directors as of December 31, 2012.

Name	Option Awards
Kenneth Bate(i)	57,500
Ronald DePinho(ii)	52,291
Robert Epstein(iii)	30,000
Anthony Evnin(iv)	47,500
Raju Kucherlapati(v)	42,085
Henri Termeer(vi)	42,500
Kenneth Weg(vii)	47,500
Robert Young(viii)	37,750

(i)	Consists of (A) an option to purchase 10,000 shares of our common stock at an exercise price of $6.36 per share, (B) an option to purchase 10,000 shares of our common stock at an exercise price of $8.72 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share, (D) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share and (E) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share.
(ii)	Consists of (A) an option to purchase 10,000 shares of our common stock at an exercise price of $6.68 per share, (B) an option to purchase 10,000 shares of our common stock at an exercise price of $8.72 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share, (D) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share and (E) an option to purchase 7,291 shares of our common stock at an exercise price of $12.78 per share.
(iii)	Consists of an option to purchase 30,000 shares of our common stock at an exercise price of $7.05 per share.

(iv)	Consists of (A) an option to purchase 10,000 shares of our common stock at an exercise price of $8.72 per share, (B) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share and (D) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share.
(v)	Consists of (A) an option to purchase 1,252 shares of our common stock at an exercise price of $6.88 per share, (B) an option to purchase 3,333 shares of our common stock at an exercise price of $8.72 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share, (D) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share and (E) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share.
(vi)	Consists of (A) an option to purchase 30,000 shares of our common stock at an exercise price of $13.65 per share and (B) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share.
(vii)	Consists of (A) an option to purchase 10,000 shares of our common stock at an exercise price of $8.72 per share, (B) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share and (D) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share.
(viii)	Consists of (A) an option to purchase 6,750 shares of our common stock at an exercise price of $8.72 per share, (B) an option to purchase 6,000 shares of our common stock at an exercise price of $7.44 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share and (D) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share.

(4)	Consists of $3,000 earned by Dr. Kucherlapati under his consulting agreement, which is described in further detail below, for consulting work relating to our pipeline review.

Under the director compensation policy in effect for 2012, our non-employee directors were compensated as follows:

•

Upon the initial election to our board of directors, each non-employee director received an option to purchase 30,000 shares of common stock exercisable for a price per share equal to the then fair market value of our common stock. Upon the date each director is re-elected at our annual stockholders meeting, such director will receive an option to purchase 12,500 shares of our common stock exercisable for a price per share equal to the then fair market value of our common stock. These options expire ten years from the date of grant, subject to the director’s continued service on our board, and vest in twelve equal monthly installments commencing the 1st day of the month following the date of grant. In the event a director resigns from the board, the vesting of any options granted for service on the board ceases as of such date, and such director has a period of up to three months from the date of resignation to exercise any option granted as compensation for service on the board of directors, to the extent vested on the date of resignation.

•	Our non-employee directors were paid for their service on our board as follows:

•	annual retainer fee for the chairman of the board of $50,000;

•	annual retainer fee of $30,000 (other than chairperson);

•	in-person attendance fee for board meetings of $1,750 per meeting;

•	annual retainer fee for members of the audit committee (other than chairperson) of $6,000;

•	annual retainer fee for audit committee chairperson of $15,000;

•	annual retainer fee for members of the compensation committee (other than chairperson) of $5,000;

•	annual retainer fee for compensation committee chairperson of $10,000;

•	annual retainer fee for members of the nominating and governance committee (other than chairperson) of $3,000; and

•	annual retainer fee for nominating and governance committee chairperson of $5,000.

In March 2013, as part of its annual review of executive and director compensation, our board of directors, upon recommendation from our compensation committee, amended our director compensation policy, effective as of March 31, 2013, to better align compensation of our directors with industry trends which include paying each director an annual retainer based on his role(s) on the board and no longer paying individual meeting attendance fees. The amendments to the director compensation policy also included extending vesting for initial option grants to newly elected directors so that the awards vest over a three-year period. Accordingly, the director compensation policy effective as of March 31, 2013 provides as follows:

•

Upon the initial election to our board of directors, each non-employee director will receive an option to purchase 30,000 shares of common stock exercisable for a price per share equal to the then fair market value of our common stock. These options expire ten years from the date of grant, subject to the director’s continued service on our board, and vest in 36 equal monthly installments commencing with the first day of the month following the date of grant.

•

Upon the date each director is re-elected at our annual stockholders meeting, such director will receive an option to purchase 12,500 shares of our common stock exercisable for a price per share equal to the then fair market value of our common stock. These options expire ten years from the date of grant, subject to the director’s continued service on our board, and vest in twelve equal monthly installments commencing on the first day of the month following the date of grant.

•

In the event a director resigns from the board, the vesting of any options granted for service on the board ceases as of such date, and such director has a period of up to three months from the date of resignation to exercise any option granted as compensation for service on the board of directors, to the extent vested on the date of resignation.

•	Our non-employee directors will be paid for their service on our board as follows:

•	annual retainer fee for the chairman of the board of $60,500;

•	annual retainer fee of $40,500 (other than chairperson);

•	annual retainer fee for members of the audit committee (other than chairperson) of $6,000;

•	annual retainer fee for audit committee chairperson of $15,000;

•	annual retainer fee for members of the compensation committee (other than chairperson) of $5,000;

•	annual retainer fee for compensation committee chairperson of $10,000;

•	annual retainer fee for members of the nominating and governance committee (other than chairperson) of $3,000; and

•	annual retainer fee for nominating and governance committee chairperson of $5,000.

Each annual fee will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be pro-rated for any portion of the quarter that the director was not serving on our board. In accordance with a policy established by the board effective in 2013, each director may elect to receive up to 100% of any such quarterly installment of board fees in the form of unrestricted shares of our common stock issued pursuant to our 2010 Stock Incentive Plan. The number of shares of common stock to be issued is determined by dividing the percentage of the board fees elected to be received in shares of common stock by the fair market value of one share of common stock on the first business day of the quarter following the quarter in which the fees were earned. Each non-employee director will also be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

Consulting Agreement with Dr. Raju Kucherlapati. We entered into a consulting agreement with Dr. Kucherlapati dated as of January 1, 2010, pursuant to which Dr. Kucherlapati is to provide scientific and business advice as well as attend meetings of our scientific advisory board. Dr. Kucherlapati earned $3,000 for consulting services provided under this agreement in 2012.

PROPOSAL 2—AMENDMENT AND RESTATEMENT OF 2010 STOCK INCENTIVE PLAN

On March 26, 2013, our board of directors approved an amendment and restatement of our 2010 Stock Incentive Plan, which we refer to as the Amended 2010 Incentive Plan. Our stockholders are being asked to approve the Amended 2010 Incentive Plan. If approved, the Amended 2010 Incentive Plan would, among other things, (i) increase the number of shares available for issuance under our 2010 Stock Incentive Plan and (ii) adopt a fungible share method for counting awards against the number of shares available for issuance under the Amended 2010 Incentive Plan, as described in greater detail below.

Introduction

Our 2010 Stock Incentive Plan, which we refer to as the 2010 Incentive Plan, was adopted by our board of directors on February 2, 2010 and approved by our stockholders on February 11, 2010. The 2010 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based and cash-based awards. At the time our 2010 Incentive Plan was approved by our stockholders, the number of shares of our common stock that was reserved for issuance under the 2010 Incentive Plan was the number of shares of our common stock reserved for issuance under our 2002 Stock Incentive Plan, or 2002 Incentive Plan, that remained available for grant under the 2002 Incentive Plan immediately prior to the closing of our initial public offering plus the number of shares of our common stock subject to awards granted under the 2002 Incentive Plan which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right, up to a maximum of 2,500,000 shares.

Our 2002 Incentive Plan terminated and our 2010 Incentive Plan became effective upon the closing of our initial public offering on March 17, 2010. At the time our 2010 Incentive Plan became effective, 1,875,000 shares remained available for grant under our 2002 Incentive Plan. As such, the number of shares of our common stock that was reserved for issuance under the 2010 Incentive Plan at the time the 2010 Incentive Plan became effective was 1,875,000 shares of common stock plus the number of shares of our common stock subject to awards granted under the 2002 Incentive Plan which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right, up to a maximum of 2,500,000 shares.

On February 11, 2011, our board of directors approved amendment no.1 to our 2010 Incentive Plan to make certain changes to awards of director options under the 2010 Incentive Plan. At the annual meeting of shareholders held on June 1, 2011, our stockholders approved amendment no. 2 to our 2010 Incentive Plan to increase the number of shares of common stock reserved for issuance under our 2010 Incentive Plan by 3,000,000 shares. Pursuant to this amendment, the number of shares of our common stock reserved for issuance under the 2010 Incentive Plan is the sum of (i) 4,875,000 shares of common stock plus (ii) the number of shares of our common stock subject to awards granted under the 2002 Incentive Plan which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right, up to a maximum of 5,500,000 shares.

On April 12, 2011, our board of directors approved an amendment no. 3 to our 2010 Incentive Plan, which became effective upon its approval, to include the following provisions, each of which is described in greater detail in the description of the Amended 2010 Incentive Plan set forth below:

•	restrictions on “repricing” (within the meaning of the rules of the NASDAQ Stock Market) any stock option or stock appreciation right unless such action is approved by our stockholders;

•	minimum vesting provisions with respect to certain awards granted under the plan;

•	a maximum limit on the aggregate number of shares that may be granted as awards other than options; and

•	revised share counting rules that prohibit the recycling of shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations.

On March 26, 2013, our board of directors adopted the Amended 2010 Incentive Plan. As described in greater detail in the description of the Amended 2010 Incentive Plan set forth below, the Amended 2010 Incentive Plan:

•

increases the number of shares of common stock reserved for issuance under the 2010 Incentive Plan by 3,000,000 shares to 7,875,000 shares, plus the number of shares of common stock subject to awards granted under our 2002 Incentive Plan which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right, up to a maximum of 625,000 shares;

•

adopts a fungible share pool whereby any award that is a full-value award (i.e., any restricted stock award, restricted stock unit award, or other stock-based award with a per share price or per unit purchase price lower than 100% of fair market value on the date of grant) is counted against the share limits under the Amended 2010 Incentive Plan as 1.5 shares for each one share of common stock subject to such full-value award;

•	removes the maximum limit on the aggregate number of shares that may be granted as awards other than options, in light of the adoption of the fungible share pool provisions;

•	removes the discretion of our board of directors to allow payment of the exercise price of a stock option by delivery of a promissory note;

•

provides that any discretionary awards to non-employee directors that provide different vesting provisions and conditions than those set forth in the Amended 2010 Incentive Plan, that increase or decrease the number of shares subject to initial or annual grants of options under the Amended 2010 Incentive Plan, or that are in the form of stock appreciation rights, restricted stock or restricted stock unit awards, or other stock-based awards, in lieu of options, may be granted and administered only by a committee of our board of directors, all of the members of which are independent directors under the NASDAQ Marketplace Rules;

•

provides that the option for 30,000 shares of common stock granted to a non-employee director upon commencement of service on the board will vest in equal monthly installments over a period of thirty-six (36) months from the first day of the month following the commencement of board service;

•

requires that dividend equivalents awarded with respect to restricted stock unit awards, other stock-based awards or cash-based awards, and performance awards, as well as restricted stock awards, be subject to the same restrictions on transfer and forfeitability as the underlying award with respect to which the dividend equivalent was granted; and

•	clarifies that our board of director’s ability to accelerate the vesting of awards under the 2010 Incentive Plan is subject to applicable minimum vesting provisions.

As of March 31, 2013, options to purchase 3,452,389 shares of common stock were outstanding under the 2010 Incentive Plan, 58,931 options to acquire common stock under the 2010 Incentive Plan had been exercised and 650,934 shares of restricted stock had been awarded under the 2010 Incentive Plan. As a result, we had only 861,309 shares available for future grant under the 2010 Incentive Plan as of March 31, 2013. In addition to the 2010 Incentive Plan, as of March 31, 2013, 486,673 shares of common stock remain available for issuance pursuant to outstanding options under our 2002 Incentive Plan, although we cannot grant additional options or other awards under our 2002 Incentive Plan.

We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. Stock-based equity incentives are an important component of our compensation philosophy, intended to provide equity ownership opportunities and performance-based incentives to better align the recipient’s interests with those of our stockholders. In light of our preparation for the commercial launch of our first product candidate, we have accelerated our growth over the last year and, accordingly, believe that the number of shares currently available to us for option grants and other stock-based awards under our 2010 Incentive Plan will be insufficient to satisfy our future equity compensation needs. Accordingly, our board of directors adopted the Amended 2010 Incentive Plan.

Our board of directors believes that the approval of the Amended and

Restated 2010 Stock Incentive Plan is in the best interests of our company and our stockholders and recommends a vote “FOR” the approval of this proposal.

Description of the Amended 2010 Incentive Plan

The following is a brief description of the Amended 2010 Incentive Plan. A copy of the Amended 2010 Incentive Plan is attached as Appendix A to this proxy statement.

Number of Shares Available for Awards

The number of shares of our common stock available for issuance under the Amended 2010 Incentive Plan is the sum of (i) 7,875,000 shares of common stock plus (ii) the number of shares of our common stock subject to awards granted under the 2002 Incentive Plan which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right, up to a maximum of 625,000 shares (subject, in the case of incentive stock options, to any limitations of the Code). These numbers are subject to adjustment in the event of changes in capitalization and other similar events.

Under the fungible share counting provision, any award that is not a “full-value award” will be counted against the number of shares available for issuance under the Amended 2010 Incentive Plan as one share for each share of common stock subject to such award, and any award that is a full-value award will be counted as 1.5 shares for each one share of common stock subject to such full-value award, subject to adjustment in the event of changes in capitalization and other similar events. A “full-value award” is any restricted stock award, restricted stock unit award, or other stock-based award with a per share price or per unit purchase price lower than 100% of the fair market value (as defined under the Amended 2010 Incentive Plan) of our common stock on the date of grant.

All shares of common stock covered by stock appreciation rights will be counted against the number of shares available for grant of awards under the Amended 2010 Incentive Plan. However, stock appreciation rights that may be settled only in cash will not be so counted, and if we grant a stock appreciation right in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended 2010 Incentive Plan.

Shares covered by awards under the Amended 2010 Incentive Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of a stock appreciation right that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the Amended 2010 Incentive Plan (subject, in the case of incentive stock options, to any limitations under the Code). To the extent a share that was subject to an award that was counted as 1.5 shares under the fungible share counting provision is returned to the Amended 2010 Incentive Plan, 1.5 shares will again be available for the grant of awards under the Amended 2010 Incentive Plan. In the case of the exercise of a stock appreciation right, the number of shares counted against the shares available under the Amended 2010 Incentive Plan will be the full number of shares subject to the stock appreciation right multiplied by the percentage of the stock appreciation right actually exercised, regardless of the number of shares actually used to settle the stock appreciation right upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of common stock that are delivered (either by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the Amended 2010 Incentive Plan. Shares of common stock that are repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for the future grant of awards under the Amended 2010 Incentive Plan.

The maximum number of shares of common stock with respect to which awards may be granted under the Amended 2010 Incentive Plan to any participant is 250,000 per fiscal year, subject to adjustment in the event of changes in capitalization and other similar events. For these purposes, each share of common stock subject to an award is counted as one share of common stock (including each share of common stock subject to a full-value award), and the combination of an option in tandem with a SAR will be treated as a single award.

Types of Awards

The Amended 2010 Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based and cash-based awards, which we refer to collectively as Awards.

Certain of the Awards described below are subject to minimum vesting requirements, as specified below under “—Minimum Vesting Requirements.”

Incentive Stock Options and Nonqualified Stock Options. Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price that is less than the fair market value of our common stock on the date of grant, provided that if our board approves the grant of an option with an exercise price to be determined on a future date, the exercise price will be not less than 100% of the fair market value of our common stock on such future date. Options may not be granted for a term in excess of ten years. The Amended 2010 Incentive Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, by check or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions and to the extent provided in the applicable option agreement or approved by our board, by delivery of shares of common stock to us, (iii) to the extent provided in an applicable nonqualified stock option agreement or approved by our board, by delivery of a notice of “net exercise,” (iv) to the extent provided in the applicable option agreement or approved by our board, by any other lawful means, or (v) by any combination of these forms of payment.

Director Options. Our non-employee directors receive an automatic grant of nonqualified stock options to purchase 30,000 shares of common stock upon commencement of service on our board of directors (which we refer to as the “initial grant”) and an automatic grant of nonqualified stock options to purchase an additional 12,500 shares of common stock on the date of each annual meeting (which we refer to as the “annual grant”), provided that in the case of annual grants, such director must (i) be serving as a director immediately prior to and immediately following our annual meeting and (ii) have served on our board of directors for at least six months. Initial grants and annual grants will (i) have an exercise price equal to the fair market value of our common stock on the date of grant, (ii) expire on the earlier of 10 years from the date of grant or three months following cessation of service on our board and (iii) contain such other terms and conditions as our board determines. The Amended 2010 Incentive Plan provides that initial grants shall vest in thirty-six equal monthly installments commencing on the first day of the month following the date of grant and annual grants shall vest in twelve equal monthly installments commencing on the first day of the month following the date of grant (or, in the case of annual grants, if earlier, on the date that is one business day prior to our next annual meeting), provided, in either case, that the individual is still serving on our board on each vesting date. No additional vesting will take place after the non-employee director ceases to serve as a director. Our board of directors may provide for accelerated vesting in the case of death, disability, a Change in Control Event (as defined below), attainment of mandatory retirement age, or retirement following at least 10 years of board service. Our board of directors has the discretion to provide for different vesting provisions and conditions than those set forth above, to increase or decrease the number of shares subject to initial grants and annual grants, and to issue stock appreciation rights, restricted stock awards or other stock-based awards in lieu of some or all of such options. Any such discretionary awards to non-employee directors, however, may only be granted and administered by a committee, all the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules. See “Executive and Director Compensation—Director Compensation” above for further information regarding our director compensation policy.

Stock Appreciation Rights. A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount of our common stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price of the SAR. The measurement price will not be less than 100% of the fair market value of our common stock on the date the SAR is granted; provided that if our board approves the grant of a SAR effective as of a future date, the measurement price will be not be less than 100% of the fair market value of our common stock on such future date. SARs may not be granted with a term in excess of 10 years. SARs may be granted independently or in tandem with an option. When SARs are expressly granted in tandem with options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related option is exercisable (except to the extent designated by our board in connection with a Reorganization Event or Change in Control Event, each as defined below), (ii) the SAR will terminate and no longer be exercisable upon termination or exercise of the related option (except to the extent designated by our board in connection with a Reorganization Event or Change in Control Event), except that a SAR granted with respect to less than the full number of shares covered by an option will not be reduced until the number of shares as to which the related option has been exercised or has terminated exceeds the number of shares not covered by the SAR, (iii) the option will terminate and no longer be exercisable upon exercise of the related SAR, and (iv) the SAR will be transferable only with the related option.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Unless otherwise provided in the applicable restricted stock award agreement, any dividends (whether paid in cash, stock or property) declared and paid with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares.

Restricted Stock Unit Awards. Restricted stock unit awards entitle the recipient to receive shares of our common stock, or cash equal to the fair market value of such shares, to be delivered at the time such award vests pursuant to the terms and conditions established by our board. Our board may, in its discretion, provide that settlement of a restricted stock unit will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any restricted stock units. Our board may, in its sole discretion, provide that a grant of restricted stock units may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock; however, any such dividend equivalents will be subject to the same restrictions on transfer and forfeitability as the restricted stock units with respect to which such dividend equivalents are awarded.

Other Stock-Based Awards. Under the Amended 2010 Incentive Plan, our board has the right to grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, which we refer to as other stock-based awards, including, without limitation, awards entitling recipients to receive shares of our common stock to be delivered in the future. Other stock-based awards will also be available as a form of payment in settlement of other Awards granted under the Amended 2010 Incentive Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our board may determine. Any dividend equivalents awarded in respect of other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which such dividend equivalents are awarded.

Cash-Based Awards. Our board may also grant awards denominated in cash rather than shares of common stock, which we refer to as cash-based awards, including performance awards, as described in further detail below. Any dividend equivalents awarded in respect of cash-based awards will be subject to the same restrictions on transfer and forfeitability as the cash-based award with respect to which such dividend equivalents are awarded.

Performance Awards. Restricted stock awards, restricted stock unit awards, other stock-based awards or cash-based awards under the Amended 2010 Incentive Plan may be made subject to the achievement of performance goals. We refer to such awards as performance awards. Performance awards can also provide for cash payments of up to $1,000,000 per fiscal year per individual. Performance awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code will be made only by a committee (or subcommittee) of our board comprised solely of two or more directors eligible to serve on a committee making awards qualifying as “performance-based compensation” under Section 162(m). For any award intended to qualify as “performance-based compensation,” the committee will specify that the degree of granting, vesting and/or payout will be subject to the achievement of one or more objective performance measures established by the committee, which will be based on the relative or absolute attainment of any combination of the following:

•

the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right;

•

achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies;

•	the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development;

•	the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials;

•	the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets;

•	new product or service releases;

•	the achievement of qualitative or quantitative performance measures set forth in operating plans approved by our board from time to time;

•

specified levels of product sales; net income; earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization; operating profit before or after discontinued operations and/or taxes; sales; sales growth; earnings growth; cash flow or cash position; gross margins; stock price; market share; or return on sales, assets, equity or investment;

•	improvement of financial ratings;

•	achievement of balance sheet or income statement objectives;

•	total stockholder return; and/or

•	other comparable measures of financial and operational performance.

Such goals may reflect, as applicable, absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measures of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The committee may specify that such performance measures will be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs.

Such performance measures may vary by participant and may be different for different awards, may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the committee, and will be set by the committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code. Our board may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such a performance award, and the committee may not waive the achievement of applicable performance measures except in the case of death or disability of the participant or a Change in Control Event (as defined below).

Awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code may be based on these or other performance measures as our board may determine.

We believe that disclosure of any further details concerning the performance measures for any particular year may be confidential commercial or business information, the disclosure of which could adversely affect us.

Any dividend equivalents awarded with respect to performance awards will be subject to the same restrictions on transfer and forfeitability as the performance awards with respect to which such dividend equivalents are awarded.

Minimum Vesting Requirements

The Amended 2010 Incentive Plan provides that no option that vests solely based on the passage of time that is granted to an employee in connection with his or her commencement of employment will vest earlier than the first anniversary of its date of grant or the date of commencement of employment, whichever is earlier. However, our board, either at the time the option is granted or at any time thereafter, may allow an option to accelerate and become vested, in whole or in part, prior to the first anniversary of its date of grant, in the event of the death or disability of the participant; the termination of the participant’s employment by or service to us under specified circumstances; or a merger, consolidation, sale, reorganization, recapitalization, or change in control of us.

Awards of restricted stock, restricted stock unit awards, other stock-based awards and cash-based awards that vest solely based on the passage of time will be zero percent vested prior to the first anniversary of the date of grant (or, in the case of awards to non-employee directors, if earlier, the date of the first annual meeting held after the date of grant), no more than one-third vested prior to the second anniversary of the date of grant (or, in the case of awards to non-employee directors, if earlier, the date of the second annual meeting held after the date of grant), and no more than two-thirds vested prior to the third anniversary of the date of grant (or, in the case of awards to non-employee directors, if earlier, the date of the third annual meeting held after the date of grant). Awards of restricted stock, restricted stock unit awards, other stock-based awards and cash-based awards that do not vest solely based on the passage of time (excluding performance awards) will not vest prior to the first anniversary of the date of grant (or, in the case of awards to non-employee directors, if earlier, the date of the first annual meeting held after the date of grant). The minimum vesting requirements in the two foregoing sentences will not apply to awards of restricted stock, restricted stock unit awards, other stock-based awards and cash-based awards granted, in the aggregate, for up to 10% of the maximum number of authorized shares for which Awards may be made under the Amended 2010 Incentive Plan. Except as otherwise provided in the case of performance awards, our board may, either at the time an award of restricted stock, a restricted stock unit award, other stock-based award or cash-based award is made, or at any time thereafter, waive its right to repurchase shares of common stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to such award, in whole or in part, in the event of the death or disability of the participant; the termination of the participant’s employment by or service to us under specified circumstances; or a merger, consolidation, sale, reorganization, recapitalization, or change in control of us.

No more than 50% of the aggregate number of shares of our common stock underlying performance awards that are made during any calendar year under the Amended 2010 Incentive Plan will vest prior to the first anniversary of the date of grant.

Transferability of Awards

Except as our board may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Eligibility to Receive Awards

All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive Awards under the Amended 2010 Incentive Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

Plan Benefits

As of March 31, 2013, approximately 233 persons were eligible to receive Awards under our Amended 2010 Incentive Plan, including our eight executive officers and seven non-employee directors. The granting of Awards under the Amended 2010 Incentive Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

The following table sets forth, as of March 31, 2013, the stock option and restricted stock grants made under the 2010 Incentive Plan since its adoption to the individuals indicated below:

	Option Awards	Restricted Stock Awards	Grant Date Fair Value of Option Awards
Named executive officers
Tuan Ha-Ngoc	261,000	162,500	$1,855,891
David Johnston	83,500	58,200	$565,340
William Slichenmyer	81,900	62,300	$552,714
Elan Ezickson	90,100	64,100	$600,781
Michael Bailey	248,500	64,700	$2,041,828
All current executive officers as a group	985,100	529,218	$7,204,340
All current directors who are not executive officers as a group	260,000	—	$1,866,593
Each nominee for election as a director
Kenneth Bate	37,500	—	$281,380
Robert Epstein	30,000	—	$121,134
Anthony Evnin	37,500	—	$281,380
Raju Kucherlapati	37,500	—	$281,380
Henri Termeer	42,500	—	$338,559
Kenneth Weg	37,500	—	$281,380
Robert Young	37,500	—	$281,380
Each person who received 5% of such awards
Tuan Ha-Ngoc	261,000	162,500	$1,855,891
Michael Bailey	248,500	64,700	$2,041,828
All employees, including all current officers who are not executive officers, as a group	2,593,858	121,716	$17,958,466

On March 28, 2013, the last reported sale price of our common stock at the close of business on the NASDAQ Global Market was $7.35.

Administration

The Amended 2010 Incentive Plan will be administered by our board. Our board has the authority to grant Awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended 2010 Incentive Plan that it deems advisable and to construe and interpret the provisions of the Amended 2010 Incentive Plan and any Award agreements entered into under the Amended 2010 Incentive Plan. Our board may correct any defect, supply any omission or reconcile any inconsistency in the Amended 2010 Incentive Plan or any Award in the manner and to the extent it deems expedient and will be the sole and final judge of such expediency. All decisions by our board will be made in the board’s sole discretion and will be final and binding on all persons having or claiming any interest in the Amended 2010 Incentive Plan or in any Award.

Pursuant to the terms of the Amended 2010 Incentive Plan, our board may delegate any or all of its powers under the Amended 2010 Incentive Plan to one or more committees or subcommittees of the board. Our board has authorized our compensation committee to administer certain aspects of the Amended 2010 Incentive Plan, including the granting of Awards to executive officers, and has authorized a committee of the board, consisting of Mr. Ha-Ngoc, to grant options to non-executive employees, subject to limitations set by the compensation committee.

In addition, to the extent permitted by applicable law, our board may delegate to one or more of our officers the power to grant options or other Awards that constitute rights under Delaware law (subject to any limitations under the Amended 2010 Incentive Plan) to our employees or officers, or to the employees or officers of any of our present or future subsidiary corporations, and to exercise such other powers under the Amended 2010 Incentive Plan as our board may determine. Our board will fix the terms of any Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant. No officer will be authorized to grant Awards to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” (as defined by Rule 16a-1 under the Exchange Act). Our board may not delegate authority to officers to grant restricted stock unless Delaware law then permits such delegation.

Subject to any applicable limitations contained in the Amended 2010 Incentive Plan (including with respect to performance awards), our compensation committee generally selects the recipients of Awards and determines the following with respect to such Awards (provided that, at times, our compensation committee recommends to our board certain aspects of an Award or Awards for the board’s approval):

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options (which may not be less than 100% of the fair market value of our common stock on the date of grant);

•	the duration of options (which may not exceed 10 years);

•	the duration and terms of any cash-based awards; and

•

the number of shares of our common stock subject to any SAR, restricted stock award, restricted stock unit award or other stock-based award and the terms and conditions of such awards, including conditions for repurchase, issue price, measurement price, repurchase price and vesting.

Each Award under the Amended 2010 Incentive Plan may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and our board need not treat participants uniformly. Our board will determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights under the Award.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, the Company is required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our board, to (i) the number and class of securities available under the Amended 2010 Incentive Plan, (ii) the share counting rules and sublimits set forth in the Amended 2010 Incentive Plan, (iii) the number and class of securities and exercise price per share of each outstanding option and each option issuable to our non-employee directors under the Amended 2010 Incentive Plan, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock or restricted stock unit award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding other stock-based award.

The Amended 2010 Incentive Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.

Upon the occurrence of a Reorganization Event, or our execution of any agreement with respect to a Reorganization Event, our board shall provide that all outstanding options be assumed, or that equivalent options be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). If the Reorganization Event also constitutes a Change in Control Event (as defined below), except to the extent specifically provided to the contrary in the applicable option agreement or any other agreement between the participant and us, any assumed or substituted options held by our employees shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the participant’s employment with us or the acquiring or succeeding corporation is terminated without cause (as defined in the Amended 2010 Incentive Plan). If the acquiring or succeeding corporation (or an affiliate thereof) in a Reorganization Event does not agree to assume or substitute for outstanding options, or in the event of our liquidation or dissolution, our board of directors will provide that all unexercised options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of the Reorganization Event, except to the extent exercised by the participant before the consummation of the Reorganization Event. If, under the terms of the Reorganization Event, holders of our common stock receive a cash payment for each share of common stock surrendered pursuant to the Reorganization Event (the “Acquisition Price”), our board may instead provide that all outstanding options will terminate upon consummation of the Reorganization Event and that each participant will receive a cash payment equal to the amount by which the Acquisition Price multiplied by the number of shares of common stock subject to such outstanding options exceeds the aggregate exercise price of such options and any applicable tax withholdings.

Upon the occurrence of a Reorganization Event that is not a Change in Control Event (as defined below), our repurchase and other rights with respect to outstanding awards of restricted stock and restricted stock unit awards will inure to the benefit of our successor and will apply to the cash, securities or other property into which our common stock is converted into or exchanged for pursuant to the Reorganization Event in the same manner and to the same extent as they applied to our common stock subject to such restricted stock and restricted stock unit awards.

The Amended 2010 Incentive Plan also contains provisions addressing the consequences of any Change in Control Event, which is generally defined as (a) the acquisition of beneficial ownership of our capital stock if, after such acquisition, the acquirer owns 50% or more of the then-outstanding shares of our common stock or 50% or more of the combined voting power of our then-outstanding securities entitled to vote generally in the election of our directors, subject to certain limitations, (b) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange or a sale or other disposition of all or substantially all of our assets, subject to certain limitations, (c) such time as our continuing directors (as defined under the Amended 2010 Incentive Plan) cease to constitute a majority of our board (or, if applicable, the board of directors of our successor corporation) or (d) our liquidation or dissolution.

Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the applicable option agreement or any other agreement between a participant and us, each option held by our employees will be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the participant’s employment with us or the acquiring or succeeding corporation is terminated without cause (as defined in the Amended 2010 Incentive Plan).

Upon the occurrence of a Change In Control Event (regardless of whether it is also a Reorganization Event), except to the extent specifically provided to the contrary in the Award agreement or any other agreement between a participant and us, each award of restricted stock and each restricted stock unit award held by our employees will immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the participant’s employment with us or the acquiring or succeeding corporation is terminated without cause.

Our board may specify in an Award at the time of grant the effect of a Reorganization Event or Change in Control Event on any SAR or other stock-based award.

Subject to the minimum vesting requirements described above, our board may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

Substitute Awards

In connection with our merger or consolidation with another entity or our acquisition of property or stock of another entity, our board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as our board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Amended 2010 Incentive Plan. Substitute Awards will not count against the Amended 2010 Incentive Plan’s overall share limit or any sublimit in the Amended 2010 Incentive Plan, except as may be required by the Code.

Limitations on Repricing

Unless our stockholders approve such action (except as provided under the Amended 2010 Incentive Plan in connection with a change in capitalization or similar event, Reorganization Event, or Change in Control Event), the Amended 2010 Incentive Plan provides that we may not:

•

amend any outstanding stock option or SAR granted under the Amended 2010 Incentive Plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding award;

•

cancel any outstanding option or SAR (whether or not granted under the Amended 2010 Incentive Plan) and grant in substitution therefor new Awards under the Amended 2010 Incentive Plan (other than as substitute Awards as described above) covering the same or a different number of shares of our common stock and having an exercise or measurement price per share lower than the then-current exercise or measurement price per share of the cancelled award;

•	cancel in exchange for a cash payment any outstanding option or SAR with an exercise or measurement price per share above the then-current fair market value of our common stock; or

•	take any other action that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

Provisions for Foreign Participants

Our board may modify Awards granted under the Amended 2010 Incentive Plan to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Amended 2010 Incentive Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination

No Award may be granted under the Amended 2010 Incentive Plan after February 11, 2020, but Awards previously granted may extend beyond that date. Our board of directors may amend, suspend or terminate the Amended 2010 Incentive Plan or any portion thereof at any time, except that (i) to the extent required by Section 162(m) of the Code, no Award granted to a participant that is intended to comply with Section 162(m) after the date of such amendment will become exercisable, realizable or vested, as applicable, unless and until such amendment has been approved by our stockholders if required by Section 162(m), and (ii) no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until such amendment has been approved by our stockholders. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code with respect to incentive stock options, our board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Amended 2010 Incentive Plan will apply to, and be binding on the holders of, all Awards outstanding under the Amended 2010 Incentive Plan at the time the amendment is adopted, provided that our board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Amended 2010 Incentive Plan. No Award will be made that is conditioned upon stockholder approval of any amendment to the Amended 2010 Incentive Plan.

Our board may also amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonqualified stock option, subject in each case to the limitations set forth in the Amended 2010 Incentive Plan with respect to repricings, minimum vesting, performance awards, and actions requiring stockholder approval. Such actions will require the approval of the participant, unless our board determines that the action, taking into account any related action, does not materially and adversely affect such participant’s rights under the Amended 2010 Incentive Plan or the change is permitted under the Amended 2010 Incentive Plan in connection with a change in capitalization or similar event, Reorganization Event or Change in Control Event.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Amended 2010 Incentive Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by our company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonqualified Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonqualified Stock Options

A participant will not have income upon the grant of a nonqualified stock option. A participant will have compensation income upon the exercise of a nonqualified stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit award. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit award vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the Amended 2010 Incentive Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to AVEO Pharmaceuticals

There will be no tax consequences to the Company with respect to Awards made under the Amended 2010 Incentive Plan, except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL 3—AMENDMENT TO 2010 EMPLOYEE STOCK PURCHASE PLAN

Our 2010 Employee Stock Purchase Plan, which we refer to as the 2010 ESPP, was adopted by our board of directors on February 2, 2010 and approved by our stockholders on February 11, 2010. The 2010 ESPP currently provides eligible employees with the opportunity to purchase up to an aggregate of 250,000 shares of our common stock. As of March 31, 2013, 198,344 shares of common stock had been purchased by employees participating in the 2010 ESPP and 51,656 shares of common stock remained available for issuance under the plan.

On March 26, 2013, our board of directors adopted, subject to stockholder approval, amendment no. 1 to our 2010 ESPP to increase the number of shares of common stock reserved for issuance under the 2010 ESPP by 514,000 shares. Pursuant to this amendment, the number of shares of our common stock reserved for purchase under the 2010 ESPP would be increased to up to an aggregate of 565,656 shares.

All of our employees, including directors who are employees, and all employees of any of our subsidiaries designated by our board of directors from time to time, are eligible to participate in the 2010 ESPP provided that:

•	such person is customarily employed by us or by our designated subsidiary for more than 20 hours per week and for more than five months in a calendar year;

•	such person has been employed by us or by our designated subsidiary for at least six months prior to enrolling in the 2010 ESPP; and

•	such person was our employee or any employee of our designated subsidiary on the first day of the applicable offering period under the 2010 ESPP.

No employee is eligible to receive an option to purchase shares of our common stock that would result in the employee owning 5% or more of the total combined voting power or value of our stock or the stock of any of our subsidiaries immediately after the grant of such option. For purposes of determining stock ownership of an employee, certain attribution rules under the Code will apply, and all stock which the employee has a contractual right to purchase will be treated as stock owned by the employee.

The commencement date of our first offering under the 2010 ESPP was July 1, 2010 and subsequent offerings will begin each January 1 and July 1 (or the first business day thereafter) and continue for six months, which we refer to as the plan period. Payroll deductions made during each plan period will be held for the purchase of our common stock at the end of each plan period. Our board of directors may, in its discretion, change the date on which plan periods may commence and may choose a different plan period of 24 months or less for each offering.

With respect to any offering under the 2010 ESPP, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 15% of the compensation such employee receives during the plan period (or during such shorter period during which payroll deductions are made). Compensation is defined under the 2010 ESPP to mean the amount of money reportable on the employee’s federal income tax withholding statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of stock options or stock appreciation rights, and similar items, but including, in the case of salespersons, sales commissions to the extent determined by our board of directors. Our board may, in its discretion, designate a lower maximum contribution rate, and a minimum payroll deduction may be established from time to time by our board.

On the offering commencement date of each plan period, we will grant to each eligible employee who is then a participant in the 2010 ESPP an option to purchase up to a whole number of shares of our common stock determined by dividing (a) the product of $2,083 and the number of full months in the plan period by (b) the closing price of a share of our common stock on the offering commencement date (as determined under the 2010 ESPP). No employee may be granted an option under the 2010 ESPP that permits his or her rights to purchase our common stock under the 2010 ESPP and any other employee stock purchase plans of us or our subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of our common stock (determined on the date the option is granted) for each calendar year in which the option is outstanding at any time. Each employee who continues to be a participant in the 2010 ESPP on the last business day of the plan period (referred to as the exercise date) is deemed to have exercised the option at the option price on such date and will be deemed to have purchased from us the number of whole shares of our common stock reserved for purposes of the 2010 ESPP that such employee’s accumulated payroll deductions on the exercise date will pay for, up to the maximum number determined as set forth above.

Under the terms of the 2010 ESPP, the option price shall be determined by our board of directors for each plan period and the option price will be at least 85% of the applicable closing price of our common stock (determined as provided under the 2010 ESPP). If our board of directors does not make a determination of the option price, the option price will be 85% of the lesser of the closing price of our common stock (determined as provided under the 2010 ESPP) on either (a) the first business day of the plan period or (b) the exercise date.

Any balance remaining in an employee’s payroll deduction account at the end of a plan period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of our common stock will be carried forward for the following offering, unless the employee elects not to participate in the following offering, in which case the balance in the employee’s account will be refunded. An employee may withdraw the balance accumulated in such employee’s account and withdraw from participation in an offering at any time prior to the close of business on the last business day in the plan period. Any employee who so withdraws may not begin participation again during the remainder of the plan period and may participate in any subsequent offering in accordance with the terms and conditions established by our board of directors.

If any employee’s employment is terminated prior to the last business day of a plan period, the employee’s account balance will be refunded to the employee (without any reductions for payroll deductions) or, in the event of the employee’s death, to a designated beneficiary, to the executor or administrator of the employee’s estate, or if no executor or administrator has been appointed to our knowledge, to any other person we designate in our discretion. If, prior to the last business day of a plan period, the designated subsidiary in which an employee is employed ceases to be a subsidiary of ours, or if the employee is transferred to a subsidiary that is not a designated subsidiary, the employee will be deemed to have terminated employment for purposes of the 2010 ESPP.

Rights under the 2010 ESPP are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

All funds received or held by us under the 2010 ESPP may be combined with other corporate funds and may be used for any corporate purposes. Shares may be issued upon exercise of an option from authorized but unissued shares of our common stock, from shares held in our treasury, or from any other proper source. In the event the total number of shares of our common stock specified in elections to be purchased under any offering plus the number of shares purchased under previous offerings under the 2010 ESPP exceeds the maximum number of shares issuable under the 2010 ESPP, our board will allot the shares then available on a pro-rata basis.

The 2010 ESPP will be administered by our board of directors or by a committee appointed by our board of directors. Our board of directors or the committee has the authority to make rules and regulations for the administration of the 2010 ESPP and its interpretation and decisions with regard thereto shall be final and conclusive.

We will be required to make equitable adjustments in the manner determined by our board of directors to the number and class of securities available under the 2010 ESPP and the option price to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or any distribution to holders of our common stock other than an ordinary cash dividend.

Upon the occurrence of a Reorganization Event (as defined below), our board is authorized to take any one or more of the following actions as to outstanding options under the 2010 ESPP:

•	provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•	upon written notice to employees, provide that all outstanding options will be terminated as of the effective date of the Reorganization Event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board in such notice, which date shall not be less than 10 days preceding the effective date of the Reorganization Event;

•

upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date;

•

upon the occurrence of a Reorganization Event in which holders of our common stock will receive a cash payment for each share surrendered in the Reorganization Event (the “acquisition price”), provide that participants will receive a cash payment equal to the acquisition price times the number of shares of common stock subject to the participant’s option minus the aggregate option price of such option, in exchange for termination of such option;

•	provide that, in connection with a liquidation or dissolution of our company, options will convert into the right to receive liquidation proceeds (net of the option price); and

•	any combination of the foregoing.

A “Reorganization Event” is defined under the 2010 ESPP as (i) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction, or (iii) our liquidation or dissolution.

In order to comply with the laws of any foreign jurisdiction, we may grant options to our employees or employees of our designated subsidiaries who are citizens or residents of such foreign jurisdiction with terms that are less favorable (but not more favorable) than the terms of options granted under the 2010 ESPP to employees who are residents of the United States. Our employees or employees of our designated subsidiaries who are citizens or residents of a foreign jurisdiction may be excluded from eligibility under the 2010 ESPP if the grant of an option under the 2010 ESPP to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the 2010 ESPP to violate the terms of Section 423 of the Code. We may add one or more appendices to the 2010 ESPP describing the operation of the 2010 ESPP in those foreign jurisdictions in which employees are excluded from participation or granted less favorable options. Our board of directors may from time to time establish one or more sub-plans under the 2010 ESPP with respect to one or more of our designated subsidiaries, provided such sub-plan complies with Section 423 of the Code.

Our board of directors may at any time, and from time to time, amend the 2010 ESPP. We are required under the 2010 ESPP to obtain stockholder approval for any amendment if such approval is required by Section 423 of the Code. Further, our board may not make any amendment that would cause the 2010 ESPP to fail to comply with Section 423 of the Code. Our board of directors may terminate the 2010 ESPP at any time. Upon termination, we will refund all amounts in the accounts of participating employees.

United States Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the plan and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of a plan period.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the plan period during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the plan period commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company. There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Our board of directors believes that the approval of Amendment No. 1 to our

2010 Employee Stock Purchase Plan is in the best interests of our company and our stockholders and recommends a vote “FOR” the approval of this proposal.

PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Our board of directors has determined, in accordance with the shareholders’ recommendation at our 2011 Annual Meeting, to hold such advisory votes to approve the compensation of our named executive officers every year.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive and Director Compensation” section of this proxy statement beginning on page 18, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation committee and our board of directors with respect to the year ended December 31, 2012.

As discussed in these disclosures, we believe that our compensation program provides a competitive overall compensation that is designed to attract and retain top performers. To achieve this goal, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•	hold our executive officers accountable for results over the long term and maintain integrity in all of the business dealings of our executive officers;

•	align the interest of our executives with our stockholders;

•	reward exceptional performance by individual employees;

•

provide a mix of compensation that offers (i) a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, which are generally expected to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation; and

•	establish a clear connection between rewards and performance.

Our board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our board of directors (or any committee thereof), will not create or imply any change to our fiduciary duties or the fiduciary duties of our board of directors (or any committee thereof), and will not create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal No. 4.

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our board has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent auditors for the year ending December 31, 2013. Although stockholder approval of our board’s appointment of Ernst & Young LLP is not required by law, our board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our board will reconsider its appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Our board of directors recommends a vote “FOR” the ratification of the appointment of

Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

OTHER MATTERS

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

STOCKHOLDER PROPOSALS

In order to be included in proxy material for the 2014 annual meeting of stockholders, stockholders’ proposals must be received by us at our principal executive offices, 75 Sidney Street, Cambridge, Massachusetts 02139 no later than December 28, 2013. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal offices not later than February 28, 2014 (90 days prior to the first anniversary of our 2013 annual meeting of stockholders) and not before January 29, 2014 (120 days prior to the first anniversary of our 2013 annual meeting of stockholders). However, if the 2014 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2013 annual meeting of stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to our board of directors, to be properly presented at the 2014 annual meeting of stockholders.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO VOTE BY PROXY OVER THE INTERNET, BY TELEPHONE OR BY MAIL AS DESCRIBED IN THE ENCLOSED PROXY CARD. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SUBMITTED A PROXY PREVIOUSLY.

AVEO PHARMACEUTICALS, INC. 75 SIDNEY STREET, 4TH FLOOR CAMBRIDGE, MA 02139

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 28, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 28, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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CONTROL # g

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.	☐
The AVEO Pharmaceuticals, Inc. Board of Directors recommends you vote FOR ALL on proposal 1:			☐	☐	☐
1.	Election of Directors
Nominees
01	Kenneth M. Bate 02 Robert S. Epstein 03 Anthony B. Evnin 04 Tuan Ha-Ngoc
05	Raju Kucherlapati 06 Henri A. Termeer 07 Kenneth E. Weg 08 Robert C. Young
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:								For	Against	Abstain
2.

To amend and restate our 2010 Stock Incentive Plan to reserve up to an additional 3,000,000 shares of common stock for issuance under the 2010 Stock Incentive Plan and to make certain other amendments under the plan

								☐	☐	☐
3.	To amend our 2010 Employee Stock Purchase Plan to reserve up to an additional 514,000 shares of common stock for issuance under the 2010 Employee Stock Purchase Plan							☐	☐	☐
4.	To approve an advisory vote on executive compensation							☐	☐	☐
5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013							☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
SHARES
CUSIP #
				JOB #					SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com.

AVEO PHARMACEUTICALS, INC. Annual Meeting of Stockholders May 29, 2013 10:00 AM EDT This proxy is solicited by the Board of Directors

The undersigned hereby appoints Tuan Ha-Ngoc and Joseph D. Vittiglio, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AVEO PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Daylight Time on May 29, 2013, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournment or postponement thereof. For directions to our Annual Meeting of Stockholders, please visit our website at www.aveooncology.com.

Unless submitting a proxy for these shares over the internet or by telephone, please mark, sign, date and return this proxy card promptly in the enclosed reply envelope.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of our Board of Directors. If no direction is made to withhold authority to vote for an individual nominee (or all nominees), this proxy will be voted in favor of each nominee for which no such direction is made.

Continued and to be signed on reverse side